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AVNET, INC.
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AVNET, INC.

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, November 4, 2011

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Avnet, Inc. Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034 on Friday, November 4, 2011, at 7:30 a.m., local time, for the following purposes:

1.	To elect the ten (10) director nominees named in the attached proxy statement to serve until the next annual meeting and until their successors have been elected and qualified.

2.	To conduct an advisory vote on executive compensation.

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

4.	To approve a proposal to amend and restate the Avnet Employee Stock Purchase Plan to authorize an additional 500,000 shares for sale under the Plan.

5.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 30, 2012.

6.	To take action with respect to such other matters as may properly come before the Annual Meeting (including postponements and adjournments).

The Board of Directors has fixed the close of business on September 6, 2011 as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Jun Li
Secretary

September 19, 2011

AVNET, INC.
2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT
Dated September 19, 2011

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 4, 2011

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) to be voted at the annual meeting of shareholders to be held at Avnet’s Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034 on November 4, 2011, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is September 19, 2011. Only holders of record of outstanding shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), at the close of business on September 6, 2011, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 6, 2011 was 152,120,109, comprising all of Avnet’s capital stock outstanding as of that date.

At the meeting you will be asked to elect the ten director nominees named in the Proxy Statement, conduct an advisory vote on executive compensation, conduct an advisory vote on the frequency of future advisory votes on executive compensation, approve a proposal to amend and restate the Avnet Employee Stock Purchase Plan to authorize an additional 500,000 shares for sale under the Plan and ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 30, 2012.

Proxies for shares of Common Stock may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the shareholder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted as the Board recommends. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting to the extent permitted under the Business Corporation Law of the State of New York and the Company’s By-laws.

Proxy and Revocation of Proxy

Any person who signs and returns the enclosed proxy or properly votes by telephone or Internet may revoke it by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker non-votes, which are more fully discussed below, will not be counted as a “vote cast” and therefore will have no effect on the outcome of any proposal.

Broker Voting

Brokers holding shares of record for a customer have the discretionary authority to vote on certain limited matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters (“non-routine matters”) with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, then what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-routine matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote.

The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 3) and the proposal to amend and restate the Employee Stock Purchase Plan (Proposal 4) are classified as non-routine matters. Accordingly, brokers, banks and other nominees will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Proposal 5) without instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Proposals and Required Vote

Proposal 1

To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the Common Stock present or represented at the Annual Meeting and entitled to vote. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for the election of directors and, therefore, will not affect the outcome of the vote on such election. However, Avnet’s Corporate Governance Guidelines (the “Guidelines”) require that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the shareholder election results. The Guidelines specify the procedures that the Board of Directors must follow in such event and the time frame within which the Board must determine and publicly announce the results of its deliberation.

Proposal 2

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Board of Directors is requesting that the Company’s shareholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. Approval, on a non-binding basis, of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on this proposal. Thus, a shareholder who does not vote on this proposal at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated. Although the vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote, consider shareholder concerns and take them into account in future determinations concerning the executive compensation program.

Proposal 3

As required by Section 14A of the Exchange Act, shareholders are being asked to express a preference, on a non-binding basis, as to how frequently future advisory votes on executive compensation should take place. Shareholders may choose to hold a vote on executive compensation every one, two, or three years, or abstain from voting. The frequency that receives a majority of the votes cast on this proposal will be deemed to be the frequency selected by shareholders. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on this proposal. Thus, a shareholder who does not vote on this proposal at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated. Although as an advisory vote this proposal is not binding upon Avnet or the Board, the Board will carefully consider shareholder’s views when determining how frequently to hold the advisory vote on executive compensation.

Proposal 4

As required by Section 423 of the Internal Revenue Code of 1986, as amended, the Company is seeking to amend and restate the Avnet Employee Stock Purchase Plan to authorize an additional 500,000 shares for sale under the Plan. The affirmative vote of a majority of the votes cast at the Annual Meeting on this proposal is required for the adoption of this proposal. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on this proposal. Thus, a shareholder who does not vote at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

Proposal 5

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012 requires the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

The Board of Directors recommends you vote “FOR” all of the directors named in Proposal 1, “FOR” proposals 2, 4 and 5, and for a frequency of every year in Proposal 3.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

CORPORATE GOVERNANCE

Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders.

Corporate Governance Guidelines

The Corporate Governance Guidelines collect in one document many of the corporate governance practices and procedures that have evolved at Avnet over the years. Among other things, the Guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, Board committee matters and director orientation and continuing education. The Guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews the Guidelines on an annual basis, most recently at its regularly scheduled meeting in May 2011. The Guidelines are available on the Company’s website at www.ir.avnet.com/documents.cfm.

As a general policy, as set forth in the Guidelines, the Board recommends certain limits as to the service of directors on other boards of public companies. These limits are as follows: (1) the Company’s Chairman of the Board and its Chief Executive Officer may serve on up to two additional boards; (2) Directors who are actively employed on a full-time basis may serve on up to two additional boards; and (3) Directors who are retired from active full-time employment may serve on up to five additional boards.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the New York Stock Exchange (“NYSE”) listing standards.

The Board has reviewed all known material transactions and relationships between each Director, or any member of his or her immediate family, and the Company, its senior management and its independent registered public accounting firm. Based on this review, the Board has affirmatively determined that all of the non-employee directors — Eleanor Baum, J. Veronica Biggins, Ehud Houminer, James A. Lawrence, Frank R. Noonan, Ray M. Robinson, William H. Schumann, III, William P. Sullivan and Gary L. Tooker — are independent (“Independent Directors”).

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character and judgment. Although the Corporate Governance Committee does not have a formal policy concerning diversity, the charter of the Corporate Governance Committee includes a statement that it considers diversity as an important factor for service on the Board and reviews factors such as age, gender, race and culture. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to see that other existing and future commitments do not materially interfere with the member’s service as a Director.

The Corporate Governance Committee also reviews whether a potential candidate will meet the Board’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended by the Corporate Governance Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other events occurring between the shareholders’ annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating director candidates. When a search firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Recommendations for director candidates are also received from Board members and management and may be solicited from professional associations as well.

The Corporate Governance Committee will consider recommendations of director candidates received from shareholders on the same basis as recommendations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written recommendation to the Corporate Governance Committee by sending it to: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership;

•	A statement in support of the director candidate’s recommendation;

•	The director candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves;

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate;

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed;

•	The candidate’s consent for a background check; and

•	The candidate’s consent to serve as a director, if nominated and elected.

Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth elsewhere in this Proxy Statement under the heading “2012 Annual Meeting.”

Director Communications

Shareholders and other interested parties may contact any or all of the Company’s Directors by writing to the Board of Directors or to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. They may also submit an email to the Lead Director, the chair of the Audit Committee or the non-employee Directors as a group, by filling out the email form on the Company’s website at www.ir.avnet.com/governance.cfm under the caption “Committee Composition.”

Communications received are distributed to the Board, or to any individual Director or group of Directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee Director upon request.

Code of Conduct

The Company adopted a Code of Conduct that applies to Directors, officers and employees, including the Chief Executive Officer and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.ir.avnet.com/documents.cfm. Any future amendments to, or waivers for executive officers and Directors from certain provisions of the Code of Conduct, will be posted on the Company’s website.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, Human Resources representative or the Code of Conduct Advisor(s) assigned to their facility to report and discuss matters of concern.

All persons, including employees, may contact:

•	The Legal Department, by telephone at (480) 643-7106, or by mail at 2211 South 47th Street, Phoenix, Arizona 85034; or

•	The Ethics Advice Line at 1-800-861-2899 (within the United States) or via email at ethics.adviceline@avnet.com. Calls and emails to the Ethics Advice Line will be treated confidentially within the limits of the law, and may be made on an anonymous basis.

Board Leadership Structure

Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors has the flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee of the Company. The Board believes that the Company and its shareholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

Historically, the positions of Chief Executive Officer and Chairman were held by the same individual. As a result of the Company’s multi-year CEO succession planning process and the Board’s ongoing review of its leadership structure, the Board determined that the positions of the Chief Executive Officer and Chairman should be held by two separate individuals. Currently, Mr. Vallee, the Company’s former Chief Executive Officer, serves as Executive Chairman of the Board and Mr. Hamada serves as the Company’s Chief Executive Officer. The Board determined that the separation of these roles would allow the Company’s Chief Executive Officer to focus on our day-to-day business, while allowing the Executive Chairman to lead the board in its fundamental role of providing guidance to, and oversight of, management and to be actively involved in selected business development efforts, including strategic mergers and acquisitions.

The Company’s Guidelines provide for an independent and active Lead Director, which is currently filled by Mr. Noonan. The Lead Director has the following responsibilities:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Setting meeting agendas for the executive sessions of the Independent Directors;

•	Reviewing information to be sent to the Board and proposed agenda for Board meetings;

•	Reviewing Board meeting schedules to ensure sufficient time for discussion of all agenda items;

•	Helping ensure adequate distribution of information to members of the Board in a timely manner;

•	Having the authority to call meetings of the Independent Directors; and

•	Performing such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

To promote free and open discussion and communication, Independent Directors meet in executive session without management present at regularly scheduled Board meetings. Non-employee Directors may meet at other times at the discretion of the Lead Director or upon the request of any Independent Director.

The Board of Directors has concluded that the current leadership structure provides an appropriate framework for the Directors to provide independent, objective and effective oversight of management. While the Guidelines do not require the Chairman and Chief Executive Officer positions to be separate, the Board believes that having separate positions and a Lead Director is the appropriate leadership structure for the Company at this time. The Board, however, periodically reviews the leadership structure and may make such changes in the future as it deems appropriate.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines providing that each Director should own, within four years of joining the Board, 10,000 shares of Avnet Common Stock. Shares that are awarded to Directors as part of director compensation, as well as Phantom Stock Units acquired by Directors under the Avnet Deferred Compensation Plan for Outside Directors, count towards the ownership requirements under the guidelines, but options, even if vested, do not. All Directors are in compliance with this requirement.

Avnet Website

In addition to the information about Avnet and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.avnet.com, including information about the Company’s management team, products and services and its corporate governance practices.

The corporate governance information on Avnet’s website includes the Company’s Corporate Governance Guidelines, the Code of Conduct, the charters for each of the standing committees of the Board of Directors, how a shareholder can communicate with the Corporate Governance Committee to nominate a director candidate for election and how shareholders and other interested parties can communicate with the Lead Director, the chair of the Audit Committee and the non-employee Directors as a group. In addition, amendments to the Code of Conduct and waivers granted to the Company’s Directors and executive officers under the Code of Conduct, if any, will be posted in this area of the website. These documents can be accessed at www.ir.avnet.com/documents.cfm. Printed versions of the Corporate Governance Guidelines, the Code of Conduct and the charters for the Board committees can be obtained, free of charge, by writing to the Company at: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034.

In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as Section 16 filings made by any of the Company’s executive officers and Directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investor Relations — SEC Filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the SEC.

This information about Avnet’s website and its content, together with other references to the website made in this Proxy Statement, is for information only. The content of the Company’s website is not and should not be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Avnet’s Board of Directors held five meetings during fiscal 2011 — four regular quarterly meetings and one meeting held in connection with management’s presentation of its annual strategic plan. The non-employee Directors met separately in executive session four times during fiscal 2011.

During fiscal 2011, each Director standing for re-election attended at least 75% of the combined number of meetings of the Board held during the period for which the Director served and of the committees on which such Director served. All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting of shareholders. All of the Directors standing for election (other than Mr. Lawrence who joined the Board in May 2011) attended Avnet’s 2010 annual meeting of shareholders.

The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Corporate Governance Committee and Finance Committee. Each of these committees is comprised solely of non-employee Directors, reports regularly to the full Board and annually evaluates its performance. The members of the committees as of the date of this Proxy Statement are identified in the following table.

Corporate
Director	Audit	Compensation	Governance	Finance

Eleanor Baum	✓		Chair
J. Veronica Biggins		✓	✓
Ehud Houminer	✓	Chair
James A. Lawrence		✓		✓
Frank R. Noonan	✓			Chair
Ray M. Robinson			✓	✓
William H. Schumann, III	Chair			✓
William P. Sullivan		✓	✓
Gary L. Tooker		✓		✓

Audit Committee

The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate audit and independent registered public accounting firm, and compliance with legal and regulatory requirements, as well as the Company’s internal ethics and compliance program and enterprise risk management activities. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. Additionally, the Audit Committee reviews and approves transactions with any related person in which the Company is a participant and involves an amount known that equals or exceeds $120,000 per year. All of the members of the Audit Committee are independent under the independence requirements of the NYSE listing standards, the independence standards adopted by the Board, and also meet the additional requirements for audit committee independence established by the SEC. The Board of Directors has determined that three members of the Audit Committee (Messrs. Houminer, Noonan and Schumann) qualify as “audit committee financial experts,” as defined in rules adopted by the SEC. Please see the Audit Committee Report set forth elsewhere in this Proxy Statement for more information about the Committee and its operations. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2011, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving compensation of all of the Company’s executive officers other than the CEO and for evaluating the performance of the CEO and, on the basis of such evaluation, for recommending to the Independent Directors the CEO compensation for consideration and approval. In addition, the Compensation Committee administers all of Avnet’s equity compensation plans. All members of the Committee meet the independence requirements of the NYSE listing standards and the independence standards adopted by the Board of Directors. The Committee operates under a written charter that outlines the purpose, member qualifications, authority and responsibilities of the Committee. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. A copy of the Committee charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2011, the Compensation Committee held six meetings.

Corporate Governance Committee

The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent under Avnet’s independence standards and the NYSE listing standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2011, the Corporate Governance Committee held four meetings.

Finance Committee

The Finance Committee is responsible for evaluating the Company’s short and long-term financing needs and capital structure and for making recommendations about future financing. The Committee also has the oversight responsibility for the Avnet Pension Plan and Trust and the Avnet 401(k) Plan and Trust. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The Committee’s charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2011, the Finance Committee held four meetings.

Executive Committee

The Board of Directors has an Executive Committee which is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is comprised of the Chairman and four other Directors. All of the Independent Directors rotate service on the Executive Committee. The Executive Committee did not meet in fiscal 2011.

The Board’s Role in Risk Oversight

One function of the Board is oversight of risk management at Avnet. “Risk” is present in every business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and its committees. The Board considers “risk” for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of the Company’s objectives. Examples of the types of risks that a company faces include:

•	Macro-economic risks, such as inflation, reductions in economic growth or recession;

•	Political risks, such as restrictions on access to markets, taxation and fiscal policies that are confiscatory or expropriation of assets;

•	“Event” risks, such as natural disasters and catastrophic system failures; and

•	Enterprise-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance and corporate governance.

A business deals with risks in various ways. Some risks may be easily perceived and controlled, while others are unknown. Some risks can be avoided or mitigated by particular behavior, while some risks are unavoidable. Potential impacts and the severity of the potential impacts vary, and the appropriate range of response to a perceived risk can vary depending upon the potential severity of the adverse effects that might occur in connection with the risk. Some risk taking is engaged in voluntarily by Avnet and most businesses, particularly where risk may be acceptable because of the greater perceived potential for reward. Avnet engages in numerous activities seeking to align its voluntary risk-taking with company strategy, especially in the area of encouraging innovation.

Management is responsible for identifying risk and risk controls related to significant business activities, and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide periodic briefing and information sessions on the significant voluntary and involuntary risks that the company faces and how the company seeks to control risk when appropriate. In some cases, risk oversight in specific areas is a responsibility of a Board committee, such as the Finance Committee’s oversight of the company’s financing structure and needs from time to time, and the Audit Committee’s oversight of issues related to internal control over financial reporting and the Compensation Committee’s oversight of risks related to compensation programs.

The Compensation Committee has assessed the Company’s compensation programs and concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management assessed Avnet’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Management has evaluated all compensation programs and focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, Management believes that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole, and that the incentive compensation programs provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks. Further, management believes that the incentive compensation programs are compatible with effective internal controls and the Company’s risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

PROPOSAL 1

ELECTION OF DIRECTORS

Ten Directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as Directors of Avnet of each of the ten nominees listed below. Each nominee has consented to being named herein and to serving if elected. All of the nominees were elected Directors at the Annual Meeting of Shareholders held on November 5, 2010, except for Mr. Hamada who joined the Board on February 11, 2011, and Mr. Lawrence who joined the Board on May 12, 2011.

Mr. Tooker, a director since 2000, is retiring from the Board of Directors and will not stand for reelection. The Company would like to publicly recognize Mr. Tooker for his contributions and dedicated service to the Company.

Directors will be elected by a plurality of the votes properly cast at the Annual Meeting. Only votes cast “for” the election of Directors will be counted in determining whether a nominee for Director has been elected. Thus, shareholders who do not vote, or who withhold their vote, will not affect the outcome of the election. Additionally, brokers do not have discretionary authority to vote on the election of directors if they do not receive timely instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted in the election of directors.

Under the Corporate Governance Guidelines, however, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the election results. The Board must then determine whether to accept the director’s resignation in accordance with the procedures set forth in the Corporate Governance Guidelines and publicly announce the results of its deliberation.

In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under Avnet’s By-laws, any such vacancy may be filled by a majority vote of the Directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board to eliminate the vacancy.

The information set forth below as to each nominee has been furnished by such nominee as of September 6, 2011:

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Eleanor Baum	71	1994	Retired Dean of the School of Engineering of The Cooper Union for the Advancement of Science & Art, New York, NY (1987 - 2010). Dr. Baum was a director of Allegheny Energy, Inc., a utility holding company (1988 - 2011), and was a director of United States Trust Company (1991 — 2007). Dr. Baum is the former Chair of the New York Academy of Sciences (1998 — 1999) and the former Chair of the Engineering Workforce Commission (1999-2002). Dr. Baum is a Trustee of Embry Riddle University, director of the IEEE Foundation and serves on various advisory boards to universities, government agencies and industry groups. Dr. Baum’s experience as an engineer, and having served on numerous boards, provides a unique background and experience that provides a valuable perspective to the Board. Additionally, Dr. Baum’s extended service on the Board has allowed her the opportunity to gain institutional knowledge about the Company and its operations.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

J. Veronica Biggins	64	1997	Managing Director of Diversified Search since its merger with Hodge Partners in June 2011. Director of Hodge Partners since September 2007. Prior to that, Senior Partner at Heidrick & Struggles International, Inc., an executive search firm, since 1995. Prior to that, Ms. Biggins was Assistant to the President of the United States. Ms. Biggins is also a director of ZEP, Inc., a leading provider of specialty chemical products, and was appointed as a director of Southwest Airlines Co. in August 2011. She also serves on the Board of Advisors of Kaiser Permanente of Georgia, a non-profit HMO. Ms. Biggins previously served as a director of NDC Health Corporation from 1996 — 2006 and AirTran Holdings from 2001 — 2011 until it was acquired in May 2011. Ms. Biggins brings extensive experience related to identifying and recruiting executive talent, as well as extensive board experience and perspective resulting from past and present service on boards of public companies in various industries.
Richard P. Hamada	53	2011	Chief Executive Officer of Avnet since July 2011 and a director since February 2011. Prior thereto, President (August 2010 — July 2011) and Chief Operating Officer of Avnet (July 2006 — July 2011). Mr. Hamada is also a member of the College of Business Administration Advisory Board for San Diego State University. As a result of his long tenure as an Avnet executive, Mr. Hamada provides the Board with extensive knowledge of the Company, its operations and the industry in which Avnet operates. Mr. Hamada also has extensive executive management experience.
Ehud Houminer	71	1993	Executive in residence at Columbia Business School, Columbia University, New York since 1991. Mr. Houminer is also a director of various Dreyfus mutual funds. Member of the Board of Overseers of the Columbia Business School and chairman of the advisory board of the honors MBA program at the School of Management at Ben Gurion University. Mr. Houminer brings extensive executive management expertise and financial and other business insights resulting from his prior service as an executive and his service as a director of various mutual funds.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

James A. Lawrence	58	2011	Mr. Lawrence has served as chief executive officer of Rothschild North America and as co-head of global investment banking since June 2010. He previously served as Chief Financial Officer of Unilever PLC from September 2007 — December 2009. Prior thereto, Mr. Lawrence served as Vice Chairman and Chief Financial Officer of General Mills, Inc., a consumer foods company (October 1998 — August 2007), Executive Vice President and Chief Financial Officer of Northwest Airlines (1996 — 1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992-1996). The board benefits from Mr. Lawrence’s nine years of prior experience serving on Avnet’s board (1999-2008) and his breadth of global business experience including strategy development and compliance. As a former chief financial officer for a public company, Mr. Lawrence has experience in finance and accounting, particularly as it applies to public companies such as Avnet.
Frank R. Noonan	69	2004	Retired Chairman and Chief Executive Officer of R. H. Donnelley Co. (1991 — 2002), publisher of yellow pages directories. Before that, Mr. Noonan served as Senior Vice President, Finance, with Dun & Bradstreet. Mr. Noonan is also a director of NewStar Financial, Inc., a Boston-based commercial finance company and former director of RiskMetrics Group, Inc., (2008 — 2010). The Board benefits from Mr. Noonan’s financial services experience, including his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.
Ray M. Robinson	63	2000	Since 2003 he has served as Chairman of the Board of Citizens Trust Bank, the largest African-American owned bank in the southeast United States, trading as Citizens Bancshares. Vice Chairman of East Lake Community Foundation. Previously President of AT&T Southern Region Business Services Division from 1995 — 2003. Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc., a provider of lighting products and specialty chemicals, AMR Corp., the parent company of American Airlines and Rail America. Mr. Robinson previously served as a director of ChoicePoint, Inc. from 2004 — 2008. The Board benefits from Mr. Robinson’s extensive leadership and management skills, and his service on the boards and board committees of other public companies provides important insights into governance and board functions.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

William H. Schumann, III	61	2010	Mr. Schumann is Executive Vice President and CFO of FMC Technologies, Inc. He was elected Executive Vice President in February 2007 and has been serving as CFO since 2001. He previously served on the board of UAP Holding Corp. from 2005 — 2008 and Great Lakes Advisors, Inc. until July 2011. The Board benefits from Mr. Schumann’s financial and management expertise, including his extensive expertise in financial and business planning, financial reporting, compliance and risk management.
William P. Sullivan	61	2008	President and Chief Executive Officer of Agilent Technologies Inc. since March 2005. Prior thereto, Executive Vice President and Chief Operating Officer of Agilent from March 2002 — March 2005, and Senior Vice President and General Manager of its Semiconductor Products Group from August 1998 — March 2002. Mr. Sullivan is also a director of URS Corporation and serves as Chairman of the Children’s Discovery Museum of San Jose. As the chief executive officer of a public company, Mr. Sullivan brings significant executive and operational experience regarding issues facing large multinational companies with global operations. The Board also benefits from his knowledge of the most current issues in the conduct and governance of public companies.
Roy Vallee	59	1991	Executive Chairman of the Board of Directors since July 2011. From June 1998 until his appointment as Executive Chairman, Mr. Vallee served as Chairman of the Board and Chief Executive Officer of Avnet. Prior thereto, Vice Chairman of the Board (November 1992 — June 1998) and President and Chief Operating Officer of Avnet (March 1992 — June 1998). Mr. Vallee is also a director of Synopsys, Inc., a developer of software for semiconductor design, and Teradyne, Inc., a supplier of automated test equipment for the electronics and telecommunications industries. As a result of his long tenure as an Avnet executive, Mr. Vallee provides the Board with extensive knowledge of the Company and its operations, and as a result of his leadership roles at Avnet, Mr. Vallee understands keenly the competitive forces that shape the Company and technology industry.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independence, qualification and performance of the Company’s corporate auditor and its independent registered public accounting firm, and compliance with legal and regulatory requirements. The Audit Committee operates under a written charter, which sets forth its purpose, member qualifications, authority and responsibilities. The Audit Committee reviews its charter on a regular basis and most recently reviewed and approved it at the Committee’s regularly scheduled meeting on May 12, 2011. The charter is available on the Company’s website at www.ir.avnet.com/governance.cfm.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels and reporting and follow-up procedures. The Audit Committee also oversees the Company’s efforts and plans in enterprise risk management. In addition, the Audit Committee oversees the Company’s internal ethics and compliance program and receives quarterly reports from the Chief Governance and Compliance Officer. The Audit Committee also meets quarterly with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), and with the Company’s Director of Corporate Audit and the Chief Financial Officer in separate, executive sessions. Management has responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the system of internal controls.

The Audit Committee meets with KPMG and management to review the Company’s interim financial results before publication of the Company’s quarterly earnings press releases and the filing of the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. The Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Committee on the status and fees for all such projects.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2011 with management and KPMG. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting estimates, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and the Committee discussed with KPMG its independence. The Audit Committee has concluded that KPMG is independent from the Company and its management. KPMG also discussed with the Committee its internal quality control procedures and the results of its most recent peer review. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended July 2, 2011 for filing with the Securities and Exchange Commission.

William H. Schumann, III, Chair	Ehud Houminer
Eleanor Baum	Frank R. Noonan

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides information relating to fees charged for services performed by KPMG LLP, the Company’s independent registered public accounting firm, in both fiscal 2011 and fiscal 2010. All of the services described in the table were approved in conformity with the Audit Committee’s pre-approval process.

	Fiscal 2011	Fiscal 2010

Audit Services	$6,421,000	$5,439,000
Audit-Related Services	242,000	1,152,000
Tax Services	1,036,000	564,000
All Other Services	—	—

TOTAL	$7,699,000	$7,155,000

Audit Services.  In both years, Audit Services consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, certain statutory audits required for the Company’s subsidiaries, and fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also included assistance with registration statements filed by the Company, including consents and, in fiscal 2010, comfort letters.

Audit-Related Services.  In both years, Audit-Related Services included certain compliance-related, agreed-upon procedures and assistance with certain acquisition due diligence efforts.

Tax Services.  In both years, Tax Services consisted primarily of assistance with respect to global tax compliance (federal, international, state and local), tax audits, tax advice associated with organizational structure and tax-related due diligence in connection with certain acquisitions.

All services to be provided by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires the Audit Committee’s pre-approval of all services to be performed by the Company’s independent registered public accounting firm. In each case, pre-approval is required either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve individual projects up to $250,000 with the total for such projects not to exceed $500,000, and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Audit Committee on the fees for all projects requiring services by KPMG, LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS

The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at September 6, 2011 or, in respect of any 5% Holder, the date of such holder’s most recent Schedule 13D or Schedule 13G filed with the SEC, by (a) persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of Avnet’s outstanding Common Stock (“5% Holders”), (b) each Director and director nominee of Avnet, (c) each of the executive officers named in the Summary Compensation Table in this Proxy Statement (“named executive officers” or “NEOs”) and (d) all Directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

			Stock	Total
			Options	Common
			Exercisable	Stock	Percent
	Common		Within	Beneficially	of
Name	Stock(a)		60 Days	Owned	Class

5% Holders
BlackRock, Inc.	8,504,149			8,504,149 (1)	5.6%
40 East 52nd Street New York, NY 10022
Directors and Named Executive Officers
Eleanor Baum	12,956	(2)	—	12,956	*
J. Veronica Biggins	30,215	(3)	3,325	33,540	*
Harley Feldberg	139,524	(4)	134,296	273,820	*
Philip Gallagher	61,037	(5)	40,830	101,867	*
Richard Hamada	144,307	(6)	126,045	270,352	*
Ehud Houminer	27,604		3,325	30,929	*
James A. Lawrence	30,380		3,325	33,705	*
Frank R. Noonan	29,765	(7)	—	29,765	*
Ray M. Robinson	27,325	(8)	3,325	30,650	*
Raymond Sadowski	154,726	(9)	244,063	398,789	*
William H. Schumann, III	8,043	(10)	—	8,043	*
William P. Sullivan	16,426		—	16,426	*
Gary L. Tooker	52,274	(11)	—	52,274	*
Roy Vallee	531,648	(12)	1,271,578	1,803,226	1.17%
All directors and executive officers as a group (19 persons)	1,467,083		1,997,029	3,464,112	2.24%

*	Less than 1%.

(a)	This column includes Restricted Stock Units allocated but not yet delivered to each executive officer and Phantom Stock Units owned by non-employee Directors.

(1)	The number of shares beneficially owned is based on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2011, by BlackRock, Inc., which reflects sole voting power and sole dispositive power with respect to 8,504,149 shares beneficially owned by BlackRock, Inc.

(2)	Includes 1,476 Phantom Stock Units.

(3)	Includes 20,728 Phantom Stock Units.

(4)	Includes 81,751 Restricted Stock Units allocated but not yet delivered. Also includes 57,773 shares of Common Stock held by a family trust for which Mr. Feldberg is a trustee.

(5)	Includes 23,503 Restricted Stock Units allocated but not yet delivered. Also includes 32,218 shares of Common Stock held by a family trust for which Mr. Gallagher is a trustee.

(6)	Includes 56,839 Restricted Stock Units allocated but not yet delivered. Also includes 87,468 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(7)	Includes 28,765 Phantom Stock Units and 1,000 shares of Common Stock held by a trust for which Mr. Noonan is a trustee.

(8)	Includes 23,106 Phantom Stock Units.

(9)	Includes 29,736 Restricted Stock Units allocated but not yet delivered.

(10)	Includes 3,573 Phantom Stock Units.

(11)	Includes 23,709 Phantom Stock Units and 28,565 shares of Common Stock held by a family trust for which Mr. Tooker is a trustee.

(12)	Includes 112,729 Restricted Stock Units allocated but not yet delivered. Also includes 410,898 shares of Common Stock held by a family trust for which Mr. Vallee is a trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, Avnet’s Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2011 all such filing requirements were complied with in a timely manner by all Directors and executive officers.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are:

Name	Age	Office

Roy Vallee	59	Executive Chairman of the Board
David R. Birk	64	Senior Vice President, General Counsel and Assistant Secretary
Steven C. Church	62	Senior Vice President and Chief Business Development and Process Officer
Gerald W. Fay	52	Chief Logistics and Operations Officer
Harley Feldberg	58	Senior Vice President and President of Avnet Electronics Marketing
Philip R. Gallagher	50	Senior Vice President and President of Avnet Technology Solutions
Richard P. Hamada	53	Chief Executive Officer
MaryAnn Miller	54	Senior Vice President and Chief Human Resources Officer
Steven R. Phillips	48	Vice President and Chief Information Officer
Raymond Sadowski	57	Senior Vice President, Chief Financial Officer and Assistant Secretary

Mr. Vallee joined the Company in February 1977 and was appointed Executive Chairman of the Board of Directors in July 2011. He previously served as Chairman of the Board and Chief Executive Officer from July 1998 to July 2011. Prior thereto, he was Vice Chairman of the Board since November 1992 and also President and Chief Operating Officer since March 1992.

Mr. Birk has been Senior Vice President of Avnet since November 1992. Mr. Birk was elected Vice President and General Counsel in September 1989 and previously held the position of Secretary from July 1997 to November 2003 and from January 2005 to November 2007. Mr. Birk served on the board of UAP Holding Corp. from 2007 — 2008.

Mr. Church has been Senior Vice President of Avnet since November 1995 and was appointed as Chief Business Development and Process Officer in August 2010. He previously served as Chief Operational Excellence Officer from April 2009 to August 2010. Mr. Church served as Chief Human Resources and Organizational Development Officer from August 2005 to March 2009.

Mr. Fay was appointed Chief Logistics and Operations Officer in July 2011 and previously served as Senior Vice President of Global Strategic Accounts for Avnet United from August 2005 to July 2011. Mr. Fay joined Avnet in 2005 with the company’s acquisition of electronic component distributor Memec, where he served as President of Memec Americas. He began his career with Memec in October 1996.

Mr. Feldberg has been Senior Vice President of Avnet since November 2004. He became an executive officer in July 2004 when he was promoted to President of Avnet Electronics Marketing. Mr. Feldberg previously served as President of Avnet Electronics Marketing Americas from June 2002 until June 2004 and has served as a corporate Vice President since November 1996. Mr. Feldberg served as President of Avnet Electronics Marketing Asia from December 2000 to June 2002.

Mr. Gallagher was appointed President of Avnet Technology Solutions in March 2009 and has been Senior Vice President of Avnet since November 2007. Mr. Gallagher served as President of Avnet Electronics Marketing Americas from July 2004 until March 2009.

Mr. Hamada was appointed as a Director in February 2011 and Chief Executive Officer in July 2011. He previously served as President from May 2010 until July 2011 and served as the Chief Operating Officer from July 2006 until July 2011. He was Senior Vice President of Avnet from November 2002 until August 2010. Mr. Hamada served as the President of Technology Solutions from July 2003 until July 2006 and

President of the Computer Marketing operating group from January 2002 until July 2003. He was appointed Vice President of Avnet in November 1999. Mr. Hamada is a member of the College of Business Administration Advisory Board for San Diego State University.

Ms. Miller was appointed Senior Vice President of Avnet in May 2011 and served as Vice President of Avnet from November 2009 to May 2011. She has served as Chief Human Resources Officer since April 2009. She previously served as corporate Senior Vice President Global Human Resources from July 2008 to March 2009 and corporate Vice President of Talent and Organizational Effectiveness from July 2006 to June 2008. Prior to joining Avnet, Ms. Miller served as Vice President, Human Resources — Electronic Systems at Goodrich Corporation from July 2001 to July 2006.

Mr. Phillips has been Vice President of Avnet since November 2006 and Chief Information Officer since July 2006. He joined Avnet with the July 2005 acquisition of Memec where he had served as Senior Vice President and Chief Information Officer since May 2004. Prior to joining Memec, Mr. Phillips was Senior Vice President and Chief Information Officer for Gateway Inc. He joined Gateway in June 1999 and served as Vice President of Information Technology in London and San Diego before his appointment in August 2003 as Chief Information Officer. Mr. Phillips serves as a Director of Wick Communications, a private newspaper and specialty publication company.

Mr. Sadowski has been Senior Vice President of Avnet since November 1992 and Chief Financial Officer since February 1993. Prior thereto, Mr. Sadowski has held various management positions in Avnet’s finance organization including the position of Controller.

Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2011 Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K. This Report is provided by the following independent directors, who comprise the Committee:

Ehud Houminer, Chair	William P. Sullivan
J. Veronica Biggins	Gary Tooker
James A. Lawrence

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains how the Compensation Committee of Avnet’s Board of Directors made its compensation decisions for the fiscal year ended July 2, 2011 (“fiscal 2011”) for the Named Executive Officers (the “NEOs”). The compensation paid to the NEOs for fiscal 2011 is set forth in the Summary Compensation Table, which is included elsewhere in this Proxy Statement. These officers and their titles during fiscal 2011 are:

•	Roy Vallee, Chairman of the Board and Chief Executive Officer, Avnet, Inc.;

•	Richard Hamada, President and Chief Operating Officer, Avnet, Inc.;

•	Raymond Sadowski, Senior Vice President and Chief Financial Officer, Avnet, Inc.;

•	Harley Feldberg, Senior Vice President, Avnet, Inc., and President, Avnet Electronics Marketing; and

•	Philip Gallagher, Senior Vice President, Avnet, Inc. and President, Avnet Technology Solutions.

Effective for fiscal 2012, Mr. Vallee was appointed Executive Chairman of the Board and Mr. Hamada was appointed Chief Executive Officer.

Compensation Philosophy

The Company’s executive compensation program is designed to achieve the following objectives:

•	Pay for Performance — A significant portion of total compensation is dependent upon the achievement of short-term and long-term financial goals that are designed to increase shareholder value over time and result in a superior total shareholder return (“TSR”).

While the Board and the Committee monitor the Company’s TSR, compensation related performance measures are currently linked to the achievement of metrics within the control of the Company’s executives, such as business plan results, achieving strategic objectives and growing economic profits. As executives gain responsibility and seniority at Avnet and exercise more direct influence over the Company’s financial and operational performance, base salary as a percentage of total compensation will typically decrease and incentive-based pay will increase. Through the use of equity based compensation that represents a significant portion of total compensation and meaningful share ownership requirements, the Board and the Committee provide a strong focus on the Company’s TSR.

When setting compensation, Avnet generally targets median peer group compensation levels for each pay element, taking into consideration factors such as the quality of the job match and the long-term performance of the individual executive. In instances of exceptional financial performance, compensation received may exceed median levels of the market. Conversely, in instances where either Avnet and/or an individual executive did not achieve pre-established performance goals, actual compensation earned may be below median levels of the market.

•	Create an Ownership Culture — Alignment of the interests of Avnet executives with those of shareholders through equity based compensation and share ownership requirements for senior executives.

Avnet’s compensation programs are designed to provide a meaningful portion of compensation in the form of equity-based awards to support the goal of having executives think and behave like owners and to consider the impact of their actions on TSR. The Company believes that executive ownership of Avnet shares further enhances a strong alignment with Avnet’s shareholders by supporting growth of economic profits and shareholder value.

•	Pay Competitively — Provide fair and competitive compensation to attract, engage and retain the executive talent that is critical to the long-term success of the Company.

Compensation Governance Highlights

The following were in effect during fiscal 2011 and help demonstrate Avnet’s compensation governance framework and pay-for-performance philosophy:

•	the majority of the total compensation opportunity for executives is incentive-based, most of which is earned only upon the achievement of corporate and individual performance objectives designed to enhance shareholder value and TSR;

•	annual and long-term incentives are earned over several different and overlapping performance periods, ensuring that performance during any one period is not maximized at the expense of other performance periods and the incentive programs utilize multiple performance metrics and vehicles to assure focus is on the entire business;

•	in an effort to increase long-term shareholder value, awards of performance share units are determined based on economic profit improvement over a three-year period compared to the economic profit improvement of a selected group over the same three-year period;

•	the Company has stock ownership guidelines for its executive officers, and as of July 1, 2011, each of the NEOs satisfied his individual stock ownership level;

•	the use of actively monitored peer group data to ensure the Company’s compensation program is in-line with market trends;

•	the Compensation Committee is made up entirely of independent directors;

•	the Compensation Committee engaged an independent compensation consultant that did not provide any services to management;

•	the Compensation Committee reviews, at least annually, the Company’s incentive compensation arrangements for the executive officers to ensure that performance goals and objectives, while ambitious, do not encourage excessive risk taking; and

•	repricing stock options without shareholder approval is prohibited under the 2010 Stock Compensation Plan.

Executive Summary

During fiscal 2011, the Company delivered record sales and operating income in the face of continued economic uncertainty, and achieved positive results in other areas of the Company’s operations. As shown in the chart below, the Company’s performance in fiscal 2011 improved significantly over the prior year and was better than expected in several of the key financial measures that the Company believes help drive shareholder value. As a result, the average compensation paid to the Company’s CEO and other NEOs increased in fiscal 2011 from the prior year, consistent with Avnet’s pay-for-performance philosophy.

	Fiscal 2010	Fiscal 2011	% increase
	in millions, except per share data

Sales	$19,160.2	$26,534.4	39%
Operating income	$635.6	$930.0	46%
Net income	$410.4	$669.1	63%
Diluted earnings per share	$2.68	$4.34	62%
Total CEO compensation(1)	$9.3	$11.1	19%
Average total other NEO compensation(1)	$3.3	$3.8	13%

(1)	The CEO’s total compensation and the average total compensation for the other NEOs in both fiscal 2010 and 2011 is based on the compensation reported in the Summary Compensation Table.

The table below displays the Company’s sales and the as adjusted net income and as adjusted operating income over the last five fiscal years.

*	In addition to presenting financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also presents net income and operating income adjusted to exclude certain items in the chart above. See Appendix A to this Proxy Statement for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

In March 2011, Avnet was named No. 1 for the third consecutive year in the Wholesaler: Office Equipment and Electronics category in Fortune magazine’s annual “World’s Most Admired Companies” list. In this year’s Fortune list, Avnet ranked first in four reputation attributes, including people management, quality of products/services, quality of management and social responsibility.

In view of the Company’s financial and other business accomplishments and after a review of the Company’s compensation program in comparison to its peer group, in August 2010, the Compensation Committee and/or the Board took the following actions:

•	in order to further align the interest of executives with shareholders, increased the performance share component of the Company’s long-term equity incentive plan such that performance share units equal 50% of an individual’s long-term incentive award (from 33%);

•	set ambitious fiscal 2011 annual incentive goals such that executives would have to advance the significantly improved results achieved in fiscal 2010 (for instance, target net income after tax would have to exceed the 2010 actual net income after tax by 16% in order to earn the target cash incentive compensation);

•	after freezing target cash compensation in fiscal 2010, adjusted target cash compensation opportunities for most executive officers, including all NEOs; and

•	revised the Company’s stock ownership guidelines such that the Executive Chairman and CEO must hold shares of common stock or restricted stock units with a market value at least equal to 5 times base salary and other NEOs must hold shares of common stock or restricted stock units with a market value at least equal to 3 times base salary.

Additionally, during fiscal 2011, the Company revised the change of control agreements for Mr. Vallee, then the Company’s Chief Executive Officer and Chairman, and Mr. Hamada, then the Company’s President and Chief Operating Officer, to eliminate tax gross-ups for excise taxes related to payments made upon a change of control.

Overview of Compensation Program

The primary components of the Company’s compensation program and the objectives of each component are set forth in the table below.

Key Objective
		Align with	Attract	Reward	Reward	Align with
		Market	and	Short-Term	Long-Term	Shareholders’
Component	Philosophy	Trends	Retain	Performance	Performance	Interest

Base salary	Fixed element reflecting the executive’s long-term performance, skill set and the market value of that skill set	X	X
Annual cash incentive	Annual cash incentive compensation based on the performance of the Company and business unit (where appropriate) for which the executive has direct responsibility	X	X	X		X
Long-term incentives	LTIP awards based generally on each executive’s individual contribution in a particular fiscal period and the executive’s potential to contribute to the long-term success of the Company	X	X		X	X
Other	A variety of benefits are available to all employees, such as a competitive suite of health and life insurance and retirement benefits, and a limited number of additional benefits are provided to executive officers	X	X

The table below shows the proportions of each pay component based on the executive’s target compensation for fiscal 2011 for NEOs.

		Variable Component
		Annual Cash Incentive	Long-Term Incentive
NEO	Base Salary(1)	Compensation(1)	Compensation(1)

Mr. Vallee	15%	18%	67%
Mr. Hamada	20%	20%	61%
Mr. Sadowski	26%	17%	57%
Mr. Feldberg	24%	22%	55%
Mr. Gallagher	25%	23%	52%

(1)	Percentages may not total 100% due to rounding.

In support of what the Committee feels is a strong pay-for-performance orientation, an executive’s compensation is heavily weighted toward incentive (variable) compensation, most of which is paid out based on the long-term performance of the Company.

Overview of Avnet’s Executive Compensation Practices

How Compensation Decisions are Made.  Guided by the overall executive compensation philosophy and objectives described earlier in this CD&A, discussions with respect to executive compensation typically start in conjunction with the review of the Company’s budget for the new fiscal year at the Board’s strategic planning session held in June. The strategic planning session is focused heavily on the review of management’s proposed budget for the new fiscal year in a format conducive to in-depth discussions on strategic issues and initiatives around management’s 3-year business planning. After discussion, the Board approves the 3-year budget. This budget then becomes the basis for the target achievement levels for the annual cash incentive plan.

At the Committee’s regularly scheduled meeting in August, the CEO, the Chief Human Resources Officer (“CHRO”) and the Committee’s compensation consultant present marketplace data developed by the independent consultant and compensation recommendations for each executive officer to the Committee for its review and consideration. The CHRO and the Committee’s compensation consultant assists the Committee in its deliberations with respect to CEO compensation and in gathering market and industry data and analyses relating to CEO compensation. The Committee uses the comparative data as a reference for determining whether the compensation plans and levels targeted by the Committee appear to be near the median amount paid by peer companies. The Committee typically compares the compensation paid to an NEO to similarly positioned officers at comparator companies.

Role of the Compensation Committee.  The Compensation Committee has primary responsibility for the approval and implementation of the compensation programs for executive officers, determines compensation for all NEOs except the CEO, and recommends the compensation of the CEO to the independent directors of the Board for their consideration and approval. In addition to determining or recommending the compensation to be received, the Compensation Committee reviews, at least annually, the Company’s incentive compensation arrangements for the executive officers to ensure that performance goals and objectives, while challenging, do not encourage excessive risk taking.

Following the end of each fiscal year, the Committee leads the Board in conducting an annual assessment of CEO performance in light of the performance goals and objectives established for the Company and the CEO for the fiscal year just ended. The Committee also solicits written input from each Director using a CEO evaluation form approved by the Committee. The evaluation covers topics including, among others, enterprise performance, economic profit, profitable growth initiatives and succession planning. Along with the CEO evaluation form, each Director also receives a written self-evaluation from the CEO. The Committee analyzes these written responses and reports results back to the full Board. The results of the evaluations are discussed with the CEO and are then considered by the Committee in setting new goals and the compensation plan for the CEO for the new fiscal year.

In assessing the compensation plans for the CEO and the other executive officers, the Committee considers total compensation opportunities, both short and long-term, while at the same time focusing attention on the competitiveness of each component of compensation. Actual cash incentive payouts, actual value received from long-term incentive awards and actual overall compensation levels with respect to any given year for any particular officer may vary from the targeted levels based on Avnet’s enterprise and business unit performance, and relative performance to its industry.

As it relates to the design of the annual and long-term incentive plans, the Committee has determined that the goal-setting process, including the metrics utilized and specific targets established, were appropriate for Avnet in its current circumstances and that the metrics focused on items that are necessary to drive long-term growth of shareholder value. The Committee believes that it is not likely that the design of either the annual or long-term incentive plan, or the specific performance metrics and targets used, could cause management to take excessive risks in operating the Company’s business.

The process for setting the compensation of the Executive Chairman will be similar to the process of setting the compensation of the CEO.

Role of Management.  Historically, at the beginning of each fiscal year, the CEO evaluates the performance of the Chief Operating Officer (“COO”) and the CEO or COO evaluates the performance of the other executive officers against the strategic operating plan for the prior fiscal year. The CEO’s and the COO’s evaluations of individual performance also focus on executive officers’ performance relative to each person’s development goals. Beginning with fiscal year 2012, Mr. Hamada, as CEO, will evaluate the performance of each of the executive officers, except for the Executive Chairman, whose performance will be reviewed by the independent directors.

Objectives for each executive officer are tailored to the duties and responsibilities of the particular officer and the challenges that his or her business or functional unit faces during a particular period. Objectives typically include financial related objectives, such as sales, net and gross profit, operating income and economic profit, and objectives relating to other major business initiatives, such as implementation of new enterprise resource planning software or integrating a significant acquisition.

As part of the performance management process, each executive officer is also evaluated on ten performance dimensions, which reference the quantity and quality of work, as well as the manner in which the individual accomplishes his or her goals, including commitment to Avnet’s “core values” of integrity, customer service, accountability, teamwork and innovation. These core values form the foundation of Avnet’s performance and values-based culture of excellence and underpin Avnet’s overall strategies focused on profitable growth, operational excellence and people development, which are the driving forces behind Avnet’s quest to be the premier global technology marketing, distribution and services company. While this “qualitative” evaluation does not carry a specific weight, it does factor in to the overall assessment of the executive’s performance when setting target compensation levels.

During fiscal 2011, Mr. Vallee and Mr. Hamada, in consultation with the Company’s CHRO, developed compensation recommendations for the other executive officers related to base salary and annual and long-term incentives. Factors that are weighed in making individual target compensation recommendations include the following:

•	the value of the job in the marketplace as compared with similar jobs within Avnet’s peer group;

•	the relative importance of the job within the executive ranks of the Company as determined by scope of responsibility and performance expectations;

•	the number of years and breadth of experience the executive officer has within the particular job;

•	the positioning of the executive officer’s compensation relative to market median compensation for the job;

•	the individual performance of the executive relative to the specific financial targets or business objectives set forth for the job; and

•	the executive officer’s expected contribution to the future performance of the Company.

The Company does not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives depending on the specific roles and responsibilities of an executive officer, as well as the particular challenges — both in terms of business and professional development — faced by the executive. Once an executive officer’s role and responsibilities are defined, “value of the job in the marketplace” and “relative importance of the position within the executive ranks” are the most determinative factors in setting compensation targets for that executive officer, adjusted to take into consideration the executive officer’s experience and past and expected future performance.

Role of Compensation Consultants.  The Committee has engaged Steven Hall & Partners, represented by Mr. Steven Hall, as the Committee’s independent compensation consultant since 2008. During fiscal 2011, Mr. Hall attended, either in person or by telephonic conference call, each of the six meetings of the Committee, and he met with the Committee chair before every Committee meeting.

The compensation consultant provides the Committee with additional expertise relating to compensation philosophy, compensation levels, market trends and peer group analysis. In addition, the compensation consultant advises the Committee on best-practice ideas for governance of executive compensation as well as areas of potential risk and concern in the Company’s executive compensation program, and undertakes special projects at the request of the Committee chair.

The Committee has sole authority with regards to hiring, firing and approving fees for its independent consultant.

Comparator Group and Benchmarking.  As the independent advisor to the Compensation Committee on matters related to executive compensation, Steven Hall & Partners conducted a comprehensive review of the executive compensation program at the Company as compared to a fourteen-company comparator group. The group includes companies with a similar industry focus and/or of similar size and complexity with whom Avnet competes for talent.

The comparator group is comprised of:

Anixter International, Inc.	Jabil Circuit, Inc.
Applied Materials, Inc.	Sanmina-SCI Corp.
Arrow Electronics, Inc.	SYNNEX Corporation
Celestica, Inc.	Tech Data Corp.
Emerson Electric, Co.	Texas Instruments, Inc.
Flextronics International Ltd.	Thermo Fisher Scientific, Inc.
Ingram Micro, Inc.	TE Connectivity Ltd.

Avnet’s revenues of $19.2 billion for the fiscal year ended July 3, 2010, were substantially larger than the median comparator group’s fiscal 2010 revenue of $10.3 billion.

To benchmark Avnet compensation levels for the CEO, CFO, COO and Group Presidents positions, data derived from the SEC filings of the comparator group have been supplemented with a variety of relevant, published surveys which provided data on compensation in the technology sector and general industry. For other positions for which SEC proxy data is not widely available, only survey data compiled by the compensation consultant has been utilized. Published survey data is collected and provided to the Committee throughout the fiscal year by both Avnet’s human resources department and by the Committee’s compensation consultant. All of the data sources have been weighted based on relevance, reliability and an assessment of the appropriateness of the match of responsibilities.

Following the completion of the benchmarking review by the consultants, the Committee and management review the data in light of trends, past compensation levels and the percentage changes as part of the executive compensation decision-making process. As part of this process, each executive’s proposed individual target compensation is evaluated against the marketplace data, including a review of the individual compensation elements such as base pay, variable cash incentive and long-term incentives. This allows for the determination of any gaps in compensation that may need to be addressed. While the target is the median marketplace compensation level for each pay element, individual executives may be paid above or below the median, based on other factors, such as the quality of the job match and the long-term performance of the individual executive. While benchmarking data is one consideration in this process, it is not the sole determinative factor. For further information on this process, please see “Role of Compensation Committee” and “Role of Management” above.

The Committee continually monitors the make-up of the peer group used and evaluates the peer group against the Company’s operations.

Compensation Decisions for Fiscal Year Ended July 2, 2011

Base Salary.  Each year, the Company undertakes the process described above in the “Overview of Avnet’s Compensation Practices” section of this CD&A. In light of the global economy and to reduce costs associated with the Company’s compensation program, the Committee froze fiscal 2010 salaries at the fiscal 2009 level (except as it related to Mr. Gallagher’s promotion to President of Avnet Technology Solutions). Given the fiscal 2010 performance and the improving economic outlook, the Committee increased base salaries for fiscal 2011 in order to aid in retention and to align with market trends. For fiscal 2011 the Compensation Committee approved the following salary increases in fiscal 2011 for the NEOs:

NEO	2010 Base Salary	2011 Base Salary	% Increase

Mr. Vallee	$1,050,000	$1,100,000	4.8%
Mr. Hamada	$610,000	$700,000	14.8%
Mr. Sadowski	$485,000	$538,000	10.9%
Mr. Feldberg	$520,000	$550,000	5.8%
Mr. Gallagher	$420,000	$500,000	19.0%

Annual Cash Incentive Compensation.  In addition to base salary, executive officers are eligible to receive annual incentive cash compensation based on the performance of the Company and, where appropriate, the business unit for which the executive has direct responsibility. Awards are made pursuant to the Executive Incentive Plan (the “Incentive Plan”) most recently approved by shareholders at the Company’s 2007 annual meeting.

The process for setting the annual cash incentive compensation begins in conjunction with the review of the Company’s budget for the new fiscal year at the Board’s strategic planning session held in June. When determining the budget, the Board seeks to ensure that it is fair, challenging and forward-looking, without encouraging excessive risk taking. Additionally, when determining the fiscal 2011 budget, the Board considered the uncertainty and projected growth in the global economy, the Company’s operating environment as projected by industry analysts and the Company’s significantly improved results in fiscal 2010. At the meeting in August, the Committee or the Board, as appropriate, finalizes the target cash incentive compensation and payout ranges under the Incentive Plan.

The performance goals for the NEOs that are not operating group presidents are based on the results of the entire Company. Performance goals for operating group presidents are weighted more heavily on the performance of the applicable operating group (75% of target award) but contain a component based on the performance of the entire Company as well (25% of target award). Goals include performance of either pre-tax income or net income to budgeted levels, adjusted by a factor measuring performance of return on capital employed against pre-established goals.

The table below outlines the payout range that applies to each performance level.

Performance Level	Payout Range
(as percentage of target
incentive opportunity)

Below threshold	0%
At threshold but less than 95% of target	25% - 90%
Between 95% and 105% of target	95% - 105%
Between 106% of target and maximum	110% - 225%

The target cash incentive compensation for fiscal 2011 for the NEOs is set forth in the following table:

	Target Cash	Percentage of Fiscal
NEO	Incentive Compensation	2011 Base Salary

Mr. Vallee	$1,320,000	120%
Mr. Hamada	$700,000	100%
Mr. Sadowski	$362,000	67%
Mr. Feldberg	$500,000	91%
Mr. Gallagher	$450,000	90%

The target cash incentive compensation for NEOs that are not operating group presidents is based on the percentage achievement of Avnet’s 2011 net income after tax (“NIAT”), excluding certain items, as modified by the ratio of actual return on capital employed (“ROCE”) to target ROCE. NIAT and ROCE were selected as the performance metrics because the Committee believes that those metrics are aligned with the creation of long-term shareholder value. The NIAT target for fiscal 2011 represents a 16% increase over NIAT actually achieved in fiscal 2010.

Targets for Avnet’s operating group presidents are set to take into account results at both the operating group level and the company-wide level. For Mr. Feldberg and Mr. Gallagher, 75% of their total target incentive is based upon the achievement of their respective operating group’s Net Income Before Tax (“NIBT”) and 25% of their total target incentive is based upon the NIAT of Avnet. In each instance, the target incentive is modified by a ratio of the actual ROCE to target ROCE of the respective operating group and Avnet, respectively. The NIBT target for fiscal 2011 for the Electronics Marketing operating group represents a 23% increase over the NIBT actually achieved by this group in fiscal 2010. The NIBT target for fiscal 2011 for the Technology Solutions operating group represents a 6% increase over the NIBT actually achieved by this group in fiscal 2010.

The factor on the NIAT and/or NIBT portion of the incentive is linear for actual results between 95% and 105% of the goal. If actual NIAT to goal were less than 95% or greater than 105%, the factor would be equal to the percentage of actual results to goal squared. For example, if actual NIAT were 110% of the goal, a factor of 121% (110% times 110%) would be applied to the target incentive compensation and if actual NIAT were 90% of the goal, a factor of 81% (90% times 90%) would be applied to the target incentive compensation. The maximum compensation for the incentive relating to the results of Avnet, EM and TS are each capped at 225% of the target compensation tied to such incentive. No compensation will be earned if actual performance is less than 50% of the established goals.

Based upon actual performance of the Company and the operating group, where applicable, the NEOs were paid the following cash incentive amounts:

	Target Cash	Cash Incentive Paid	Percentage of
NEO	Incentive	for Fiscal 2011	Target Achieved

Mr. Vallee	$1,320,000	$2,894,833	219%
Mr. Hamada	$700,000	$1,535,139	219%
Mr. Sadowski	$362,000	$793,886	219%
Mr. Feldberg(1)	$500,000	$1,117,882	224%
Mr. Gallagher(2)	$450,000	$597,051	133%

(1)	In line with the Company’s compensation philosophy, the portion of Mr. Feldberg’s incentive tied to the results of Avnet Electronics Marketing, which represented 75% of his total target incentive, was capped at 225%. He earned 219% of his target incentive for the portion tied to Avnet’s consolidated results, which represented 25% of his total target incentive. Therefore, he earned 224% of his total target incentive as reflected in the total above (225% times 75% plus 219% times 25%).

(2)	Mr. Gallagher earned 104% of his target incentive for the portion of his incentive tied to the results of Avnet Technology Solutions, which represented 75% of his total target incentive, and earned 219% of his target incentive for the portion tied to Avnet’s consolidated results, which represented 25% of his total target incentive. Therefore, he earned 133% of his total target incentive as reflected in the total above (104% times 75% plus 219% times 25%).

The percentages of target incentive earned were calculated as follows:

	Avnet	EM		TS

Target incentive tied to income metric ($ in millions):
NIAT/NIBT goal	$490.950	$558.447		$245.756
NIAT/NIBT actual	$666.616	$792.467		$262.042
% of goal achieved	135.78%	141.91%		106.63%
% of goal squared	184.36%	201.37%		113.69%
Incentive tied to return on capital metric
ROCE goal	12.98%	14.78%		11.38%
ROCE actual	15.44%	17.65%		10.39%
% of goal achieved	118.95%	119.42%		91.30%
Total incentive earned	219.31%	225.00	%(1)	103.80%

(1)	But for the maximum incentive compensation limit of 225%, the EM incentive earned would have been 240.5% (119.42% times 201.37%).

The actual annual incentive earned for fiscal 2011 substantially exceeded the target payout due to the significant improvement in the Company’s operating performance and the fact that such performance was above the budgeted NIAT and NIBT targets, and in most instances, ROCE targets.

Long-Term Incentive Compensation.  The Board believes that long-term incentive compensation in the form of equity awards for all executive officers is a valuable compensation component. Long-term incentive compensation provides a strong incentive to increase shareholder value over time and improve TSR, as well as aids in retention. When granting long-term incentive compensation awards under the Company’s LTIP, the Committee reviews the marketplace data and targets the median marketplace compensation level for long-term incentives. As discussed above, marketplace data is not the sole determinative factor and awards under the LTIP may be above or below the median, based on other factors, such as the long-term performance of the individual executive and the executive’s potential to contribute to the long-term success of the Company.

During fiscal 2011, the long-term incentive awards to executive officers, including the NEOs, included restricted stock units (“RSUs”), stock options and performance share units (“PSPs”). For awards made in August 2010, covering the 2011-2013 performance period, PSPs represented 50% of the award and RSUs and stock options each represented 25% of the award.

Restricted Stock Units.  The Committee (or the independent directors as a group in the case of the CEO) annually awards RSUs to eligible employees, including the CEO and other executive officers in recognition of operating results achieved by the Company as a whole or by particular operating groups or business units in the preceding fiscal year and the expected contribution by the executive to the Company’s future performance. RSUs typically vest in five installments, with the first installment vesting in January of the following year and the balance vesting in four equal annual installments thereafter, contingent upon continued employment (except in the case of death, disability, retirement of the employee or a change of control).

Stock Options.  The Committee (or the independent directors as a group in the case of the CEO) grants stock options to eligible employees, including the CEO and other executive officers, in consideration of their potential to contribute to the long-term success of the Company and in order to align their interests with those of the Company’s shareholders. The Committee has the authority to make awards of stock options from time to time, in its discretion, based on its evaluation of accomplishments achieved by an executive or other employee, upon a promotion or upon the hiring of an executive. Stock options typically vest in four equal annual installments on the anniversaries of the grant date and expire after 10 years.

Performance Share Units.  The Committee (or the independent directors as a group in the case of the CEO) awards PSPs to eligible employees, including the CEO and other executive officers. The PSPs provide for the delivery of a number of shares of the Company’s common stock at the end of a three-year period based upon the Company’s relative economic profit improvement compared to an index of technology distributors and a large competitor for the three-year period. The Committee awards PSPs based on relative economic profit improvement because the Board believes that economic profit growth and the creation of shareholder value ultimately leads to growth in TSR. For purposes of the PSP awards, relative economic profit improvement means the cumulative increase in Avnet’s economic profit during the relevant performance period over its economic profit during the prior three-year period compared to the cumulative increase during the performance period in the economic profit of selected group of companies or index, adjusted for size, and expressed as the percentage by which Avnet’s economic profit increase exceeds or is exceeded by that of the group of companies or index. Economic profit for a business means operating income after tax, less a capital charge on the amount of capital invested in the business. For this purpose, operating income excludes certain items as determined by the Committee, such as restructuring charges, asset writedowns, impairments, gains on the disposition of businesses and financial impact of accounting, tax, and regulatory changes, etc.

The Committee awards PSPs so that the Company’s compensation program remains competitive and closely linked to the Company’s generation of economic profits, thereby further aligning the long-term interests of executives with those of shareholders. For awards made in fiscal 2012, which cover the 2012-2014 performance period, TSR will be a component of the PSP awards, along with relative economic profit performance.

Based upon the Company’s actual relative economic profit improvment during the three-year performance period, the executive is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of his or her targeted number of shares.

		Percentage of Performance Share Units Vesting

	Maximum:	200%
	≥ +5.0%
3-year Size Adjusted	Target:	100%
Cumulative Relative EP	0.0%
Improvement	Below Threshold:
	≤ −5.0%	0%

The performance comparator group for awards covering the 2011-2013 performance period consists of (i) the S&P Supercomposite Technology Distributors Index Sub-Industry Index (excluding Avnet and Arrow Electronics, Inc.) and (ii) Arrow Electronics, Inc., with each being weighted at 50%.

Fiscal 2011 Awards.  The 2011 LTIP awards to the NEOs are listed in the following table:

NEO	RSUs	Stock Options	PSPs

Mr. Vallee	41,700	114,564	83,395
Mr. Hamada	18,530	50,916	37,065
Mr. Sadowski	10,005	27,496	20,015
Mr. Feldberg	10,655	29,276	21,310
Mr. Gallagher	8,805	24,184	17,605

Equity Grant Practices.  Historically, the Compensation Committee makes its compensation recommendations and decisions at its regularly scheduled meeting in August, which is generally scheduled at least one year in advance. For fiscal 2011, all compensation recommendations and decisions, except as noted in the next sentence, were made at the August 2010 meeting. The Committee delayed awarding PSPs and RSUs to members of the Avnet Executive Board, which consists of 11 C-level executives, until after the 2010 Stock Compensation Plan was approved by shareholders on November 5, 2010. Pursuant to the Company’s equity incentive plans, the exercise price of each stock option awarded to the executive officers is the closing price of Avnet’s common stock on the date of grant. Options and other equity-based awards may be granted in connection with a new hire or a promotion, in which case awards may be granted at the Committee meeting at or about the time of hiring or promotion. Scheduling decisions are made without regard to anticipated earnings or the major announcements by the Company.

Stock Ownership Guidelines and Holding Requirements.  With a significant portion of each executive officer’s total compensation delivered in the form of equity-based incentives, executive officers have a substantial interest and incentive to ensure profitable growth of the Company and to drive long-term shareholder value and TSR. To further reinforce this focus, the Committee has established stock ownership guidelines for all executive officers. The guidelines provide that the NEOs should hold shares of the Company’s common stock or restricted stock units, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Executive Chairman and Chief Executive Officer	Shares with market value equal to 5 times base salary
Other Named Executive Officers	Shares with market value equal to 3 times base salary

Until the ownership level under the guidelines is met, the guidelines provide that a covered officer must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any RSU or PSP awards.

Employee and Post-Employment Benefits

Pension Plan and SERP.  Avnet maintains a pension plan (the “Pension Plan”) which covers United States employees of Avnet, including all of the named executive officers. The Pension Plan is a broad-based tax-qualified defined benefit plan with a cash balance feature. In addition, Avnet provides the Supplemental Executive Officer’s Retirement Plan (“SERP”) in which each NEO participates. The benefit formula under the Pension Plan and the SERP is described in the Pension Benefits Table.

The Pension Plan and the SERP are important retention tools in the Avnet compensation program because the receipt of benefits under these plans is contingent upon the satisfaction of certain age and service requirements. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost to the Company of providing them. Additionally, the SERP contains confidentiality, non-solicitation and non-competition provisions.

Deferred Compensation.  The Company maintains a Deferred Compensation Plan for highly compensated employees including all of the named executive officers. The program permits these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Company’s 401(k) Plan, at a minimal administrative cost to the Company. Under this unfunded program, amounts deferred by a participant are credited with earnings based upon the returns actually obtained through the “deemed investment” selected by the executive, as described in more detail following the Nonqualified Deferred Compensation Table.

Perquisites.  The Company provides named executive officers with a limited number of perquisites that the Company and the Committee believe are reasonable and consistent with Avnet’s overall compensation program, and necessary to remain competitive. Costs associated with perquisites provided by the Company are included under All Other Compensation in the following Summary Compensation Table.

Employment Agreements and Change of Control Agreements.  Each of the named executive officers has entered into an employment agreement and a change of control agreement with the Company. The change of control agreements are intended to encourage retention in the face of the disruptive impact of an actual or attempted change of control of the Company. The agreements are also intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. More detailed descriptions of these programs are included under the heading “Potential Payouts Upon Termination and Change of Control.”

D&O Insurance

As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is Federal Insurance Company, a Chubb Group insurance company. Excess insurers include ACE American Insurance Company, Arch Insurance Company, Zurich American Insurance Company, National Union Fire Insurance Co. of Pittsburgh, PA, Allied World National Assurance Company, Federal Insurance Company, and Lloyd’s of London. The coverage was renewed effective August 1, 2011 for a one year term. The total premium paid for both primary and excess insurance was $1,155,620.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits to $1 million the amount of remuneration that Avnet may deduct in any calendar year for its CEO and three other highest-paid named executive officers, other than the CFO. The limitation applies only to compensation that is not considered “performance based” as defined in the Section 162(m) regulations.

In designing the Company’s compensation programs, the Committee considers the effect of Section 162(m), as well as other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue to take, reasonable and appropriate actions in respect of achieving deductibility of annual incentive and long-term compensation. To maintain flexibility, the Committee does not have a policy requiring all compensation to be deductible.

COMPENSATION OF AVNET EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation during Avnet’s last three fiscal years of its Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the two executive officers at the end of the last fiscal year who had the highest individual total compensation during Avnet’s fiscal year ended July 2, 2011:

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(1)	($)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Roy Vallee	2011	$1,100,000	$3,932,987	$998,998	$2,894,833	$2,133,671	$38,551	$11,099,040
Chief Executive	2010	1,050,000	2,544,796	1,239,307	2,359,240	2,111,043	27,518	9,331,904
Officer(4)	2009	1,050,000	2,961,216	1,335,036	223,437	276,983	32,012	5,878,684

Richard Hamada	2011	700,000	1,747,907	443,988	1,535,139	1,039,262	28,185	5,494,481
President and Chief	2010	610,000	887,782	432,326	1,235,792	979,551	23,364	4,168,815
Operating Officer(4)	2009	610,000	1,033,056	465,721	117,039	122,132	25,970	2,373,918

Raymond Sadowski	2011	538,000	943,829	239,765	793,886	675,172	14,692	3,205,344
Senior Vice	2010	485,000	503,168	244,980	586,440	594,167	15,675	2,429,430
President and Chief Financial Officer	2009	485,000	585,504	263,903	55,540	84,832	20,883	1,495,662

Harley Feldberg	2011	550,000	1,004,979	255,287	1,117,882	928,486	30,116	3,886,750
Senior Vice	2010	520,000	1,881,272	288,205	867,773	776,487	19,503	4,353,240
President and President, Avnet Electronics Marketing	2009	520,000	688,608	310,467	89,012	106,535	22,931	1,737,553

Philip Gallagher	2011	500,000	830,330	210,884	597,051	351,137	23,124	2,512,526
Senior Vice	2010	420,000	473,468	230,571	729,420	499,229	22,275	2,374,963
President and President, Avnet Technology Solutions	2009	387,242	327,168	147,493	225,729	115,734	23,813	1,227,179

(1)	Amounts shown under the heading “Stock Awards” reflect the grant date fair value of awards of RSUs and PSPs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of RSUs awarded to each named executive officer in FY 2011 is as follows: Mr. Vallee — $1,311,048; Mr. Hamada — $582,583; Mr. Sadowski — $314,557; Mr. Feldberg — $334,993; and Mr. Gallagher — $276,829. With respect to PSPs, the grant date fair value was computed based upon the target outcome of the performance conditions as of the grant date, which were consistent with the estimates used by the Company to measure compensation cost determined as of the grant date. Assuming the target performance is achieved for PSPs awarded in FY 2011, the grant date fair value of the award to each named executive officer is as follows: Mr. Vallee — $2,621,939; Mr. Hamada — $1,165,324; Mr. Sadowski — $629,272; Mr. Feldberg — $669,986; and Mr. Gallagher — $553,501. Assuming the maximum payout of PSPs granted in FY 2011 is achieved, the grant date value of such awards would be $5,243,878, $2,330,648, $1,258,544, $1,339,972 and $1,107,002 for Messrs. Vallee, Hamada, Sadowski, Feldberg and Gallagher, respectively. Amounts shown under the heading “Option Awards” reflect the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model. For information on the assumptions used to calculate the value of the awards, refer to Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended July 2, 2011. The amounts included in these columns relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized by the NEOs.

(2)	The amount includes the aggregate change in the actuarial present value of accumulated benefits under the Pension Plan and SERP.

(3)	The amount includes (a) Company-paid expenses associated with a leased automobile for each of the named executive officers, (b) imputed income on life insurance provided under the executive officers’ supplemental life insurance program, (c) the cost of annual physical exams, and (d) in the case of Mr. Vallee, club membership dues reimbursed by Avnet. None of the perquisites and personal benefits exceeded $25,000 or were in excess of 10% of the total amount of these benefits for the named executive officer.

(4)	Effective for fiscal 2012, Mr. Vallee was appointed Executive Chairman of the Board and Mr. Hamada was appointed Chief Executive Officer.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity plan-based awards to the named executive officers in fiscal 2011 relating to (1) annual cash incentive awards; (2) the PSPs; (3) the RSUs and (4) the option grants. The actual payouts in fiscal 2011 under the Non-Equity Incentive Plan Awards are included in the Summary Compensation Table as are the grant date fair values associated with the awards under the Equity Incentive Plan, All Other Stock Awards and All Other Option Awards in the table below.

									All Other
								All Other	Option
								Stock	Awards:		Grant
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	Exercise or	Date Fair
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Securities	Base Price	Value of
		Awards(1)			Awards (#)(2)(3)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Options
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	(#)(3)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Roy Vallee	8/12/2010	330,000	1,320,000	2,970,000	—	—	—	—	114,564	24.41	998,998
	11/5/2010	—	—	—	1	83,395	166,790	—	—	—	2,621,939
	11/5/2010	—	—	—	—	—	—	41,700	—	—	1,311,048

Richard Hamada	8/12/2010	175,000	700,000	1,575,000	—	—	—	—	50,916	24.41	443,988
	11/5/2010	—	—	—	1	37,065	74,130	—	—	—	1,165,324
	11/5/2010	—	—	—	—	—	—	18,530	—	—	582,583

Raymond Sadowski	8/12/2010	90,500	362,000	814,500	—	—	—	—	27,496	24.41	239,765
	11/5/2010	—	—	—	1	20,015	40,030	—	—	—	629,272
	11/5/2010	—	—	—	—	—	—	10,005	—	—	314,557

Harley Feldberg	8/12/2010	125,000	500,000	1,125,000	—	—	—	—	29,276	24.41	255,287
	11/5/2010	—	—	—	1	21,310	42,620	—	—	—	669,986
	11/5/2010	—	—	—	—	—	—	10,655	—	—	334,993

Philip Gallagher	8/12/2010	112,500	450,000	1,012,500	—	—	—	—	24,184	24.41	210,884
	11/5/2010	—	—	—	1	17,605	35,210	—	—	—	553,501
	11/5/2010	—	—	—	—	—	—	8,805	—	—	276,829

(1)	As discussed in the CD&A under “Annual Incentive Compensation,” the possible payout at threshold level is pegged at 25% of target amount, at 100% of target amount if all of the pre-established financial goals are achieved, and up to a maximum of 225% of the target amount if the achievement of the pre-established financial goals reaches or exceeds the target maximum. Achievement below the threshold would yield a payout of $0.

(2)	As discussed in the CD&A under “Long-Term Incentive Compensation,” based upon the Company’s actual relative economic profit improvement during the three-year performance period, the executive is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of his or her targeted number of shares.

(3)	The vesting schedules for the PSPs, RSUs and the Option grants made in fiscal 2011 are as follows:

Type of Awards Made in Fiscal 2011	Vesting Schedule

Performance Stock Units (PSPs)	will vest, if at all, at the end of fiscal 2013 (June 29, 2013)
Restricted Stock Units (RSUs)	20% each on the first business day in January of 2011 through 2015
Options	25% each on the first through fourth anniversary of grant date

For additional description of the terms and awards of RSUs, stock options and PSPs made in fiscal 2011, see the “Restricted Stock Units,” “Stock Options” and “Performance Shares Units,” in the Compensation Discussion and Analysis included above in this Proxy Statement section and Note 12 to the Company’s Consolidated Financial Statements included in Avnet’s Form 10-K for the fiscal year ended July 2, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the named executive officers as of July 2, 2011. This table includes unexercised and unvested option grants, unvested RSUs, or PSPs with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the option grant date or stock award date. The market value of the stock awards is based on the closing market price of Avnet Common Stock as of July 2, 2011, which was $32.55. The PSPs are subject to specified performance objectives over the performance period. The market values as of July 2, 2011, shown in columns (h) and (j) below, assume 100% achievement of these performance objectives. For additional information about the option grants and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis included elsewhere in this Proxy Statement and Note 12 to the Company’s Consolidated Financial Statements included in Avnet’s Form 10-K for the fiscal year ended July 2, 2011.

						Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market or
	Option Awards								Number of	Payout
		Number					Number	Market	Unearned	Value of
		of	Number of				of Shares	Value of	Shares,	Unearned
		Securities	Securities				or Units	Shares or	Units or	Shares,
		Underlying	Underlying				of Stock	Units of	Other	Units or
		Unexercised	Unexercised	Option		Stock	That	Stock That	Rights That	Other Rights
	Option	Options	Options	Exercise	Option	Award	Have Not	Have Not	Have Not	That Have
	Grant	(#)	(#)	Price	Expiration	Grant	Vested	Vested	Vested	Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(RSUs)(#)	($)	(PSPs)(#)	($)
(a)		(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)

Roy Vallee	9/20/2002	325,000	—	12.95	9/19/2012		—	—	—	—
	9/19/2003	325,000	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	168,000	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	86,712	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	100,724	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	56,847	18,949	34.34	8/08/2017	8/09/2007	6,554	213,333	—	—
	8/07/2008	64,682	64,682	28.80	8/06/2018	8/07/2008	20,564	669,358	—	—
	8/13/2009	32,341	97,023	24.75	8/12/2019	8/13/2009	30,846	1,004,037	51,410	1,673,396
	8/12/2010	—	114,564	24.41	8/11/2020	11/5/2010	33,360	1,085,868	83,395	2,714,507

Richard Hamada	9/23/2005	16,215	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	9,759	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	23,199	7,733	34.34	8/08/2017	8/09/2007	2,675	87,071	—	—
	8/07/2008	22,564	22,564	28.80	8/06/2018	8/07/2008	7,174	233,514	—	—
	8/13/2009	11,282	33,846	24.75	8/12/2019	8/13/2009	10,761	350,271	17,935	583,784
	8/12/2010	—	50,916	24.41	8/11/2020	11/5/2010	14,824	482,521	37,065	1,206,466

Raymond Sadowski	9/27/2001	25,000	—	17.50	9/26/2011		—	—	—	—
	9/20/2002	50,000	—	12.95	9/19/2012		—	—	—	—
	9/19/2003	50,000	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	25,860	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	16,516	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	21,688	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	12,120	4,040	34.34	8/08/2017	8/09/2007	1,397	45,472	—	—
	8/07/2008	12,786	12,786	28.80	8/06/2018	8/07/2008	4,066	132,348	—	—
	8/13/2009	6,393	19,179	24.75	8/12/2019	8/13/2009	6,099	198,522	10,165	330,871
	8/12/2010	—	27,496	24.41	8/11/2020	11/5/2010	8,004	260,530	20,015	651,488

Harley Feldberg	5/13/2004	50,000	—	21.92	5/12/2014		—	—	—	—
	9/23/2005	19,520	—	24.78	9/22/2015	8/09/2007	1,717	55,888	—	—
	8/09/2007	14,889	4,963	34.34	8/08/2017	8/07/2008	4,782	155,654	—	—
	8/07/2008	15,042	15,042	28.80	8/06/2018	8/13/2009	7,173	233,481	11,955	389,135
	8/13/2009	7,521	22,563	24.75	8/12/2019	6/24/2010	50,000	1,627,500	—	—
	8/12/2010	—	29,276	24.41	8/11/2020	11/5/2010	8,524	277,456	21,310	693,641

Philip Gallagher	8/09/2007	7,617	2,539	34.34	8/08/2017		—	—	—	—
	8/07/2008	7,146	7,146	28.80	8/06/2018	8/09/2007	878	28,579	—	—
	3/02/2009	1,875	3,750	16.15	3/01/2019	8/07/2008	2,272	73,954	—	—
	8/13/2009	6,017	18,051	24.75	8/12/2019	8/13/2009	5,739	186,804	9,565	311,341
	8/12/2010	—	24,184	24.41	8/11/2020	11/5/2010	7,044	229,282	17,605	573,043

Vesting schedules:

Stock Options — All stock options vest in 25% annual increments commencing one year from the Grant Date.

Stock Awards (RSUs) — All RSUs, except for the award dated June 24, 2010 to Mr. Feldberg, vest in 20% annual increments commencing in the January following the Grant Date. The award dated June 24, 2010 to Mr. Feldberg will vest 100% on June 24, 2013.

Performance Share Program Awards (PSPs) — All PSPs vest, if at all, depending on whether performance objectives are met, on the last day of the fiscal year coincident with the end of the three-year performance period.

Option Exercises and Stock Vested

The following table provides information as to each of the named executive officers, (1) stock option exercises during fiscal 2011, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and PSPs, and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Roy Vallee	325,000	5,395,000	96,940	2,964,264
Richard Hamada	12,930	177,917	35,394	1,087,018
Raymond Sadowski	—	—	19,798	607,283
Harley Feldberg	64,948	753,460	23,187	710,955
Philip Gallagher	63,181	762,799	12,679	393,612

The value realized on vesting of stock awards includes RSUs that vested on January 3, 2011 and the vesting of PSPs on July 2, 2011, which covered the 2009-2011 performance period. The value realized with respect to the RSUs is as follows: Mr. Vallee — 45,530 shares and $1,528,897; Mr. Hamada — 17,459 shares and $586,273; Mr. Sadowski — 9,633 shares and $323,476; Mr. Feldberg — 11,232 shares and $377,171; and Mr. Gallagher — 6,999 shares and $235,026. The value realized with respect to the PSPs is as follows: Mr. Vallee — 51,410 shares and $1,435,367; Mr. Hamada — 17,935 shares and $500,745; Mr. Sadowski — 10,165 shares and $283,807; Mr. Feldberg — 11,955 shares and $333,784; and Mr. Gallagher — 5,680 shares and $158,586.

Pension Benefits

Further to the discussion of the Avnet Pension Plan in the Compensation Discussion and Analysis section of this Proxy Statement, the Pension Plan is a type of defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in Sections 125 or 401(k) (i.e., the Avnet 401(k) Plan) of the Code. Currently, the maximum amount of earnings on which benefits can be accrued is $245,000, which is the annual maximum established by the IRS. The Pension Plan offers participants distributions in the form of various monthly annuity payments and, in most cases, a lump sum distribution option is also available to participants who have terminated employment with Avnet.

The Company also maintains the SERP in which each named executive officer participates. This program provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer who dies while he or she is an employee of the Company in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) a supplemental retirement benefit payable at age 65 (if the officer has satisfied certain age and service requirements) payable monthly for two years and in a lump sum thereafter to such officer or his or her beneficiary with the total benefit equaling the present value of ten years worth of payments in an amount not to exceed 36% of the officer’s eligible compensation, which is defined as the average of the highest two of the last five year’s cash compensation prior to termination; or (3) a supplemental early retirement benefit equal to the benefit described in (2) above, except that such amount is reduced for each month prior to age 65 that the participant begins to receive the benefit.

The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers as of the end of the fiscal year and the number of years of service credited to each such named executive officer, under each of the Pension Plan and the SERP determined using interest rate assumptions consistent with those used in the Company’s financial statements. No payments were made during fiscal 2011 under the Avnet Pension Plan or the SERP to any named executive officer.

Pension Benefits

		Number of	Present
		Years	Value of
		Credited	Accumulated
		Service	Benefit
Name	Plan Name	(#)	($)
(a)	(b)	(c)	(d)

Roy Vallee	Avnet Pension Plan	33.0	345,935
	SERP	34.4	7,603,595
Richard Hamada	Avnet Pension Plan	26.5	173,725
	SERP	27.6	3,171,722
Raymond Sadowski	Avnet Pension Plan	31.5	254,889
	SERP	32.9	2,262,132
Harley Feldberg	Avnet Pension Plan	28.0	267,786
	SERP	29.7	2,965,329
Philip Gallagher	Avnet Pension Plan	27.5	141,186
	SERP	28.6	1,464,735

Nonqualified Deferred Compensation

Avnet offers the Avnet Deferred Compensation Plan (“DCP”) for highly compensated employees defined as those earning $150,000 or more in target income, including all of the NEOs. The DCP allows these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Avnet 401(k) Plan. A DCP participant may defer up to 50% of his or her salary and up to 100% of his or her incentive and bonus compensation earned during the plan year (regardless of when paid). Participants may choose from a selection of mutual funds and other investment vehicles in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are determined by the returns actually obtained through the “deemed investment” options and added to the account. As such, there are no “above-market” earnings. The deferred compensation and the amount earned are held under the Avnet Deferred Compensation Rabbi Trust, but are subject to the claims of general creditors of the Company. Also, the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company. Of the named executive officers, Messrs. Vallee,

Feldberg and Gallagher were participants in the DCP and only Mr. Feldberg and Mr. Gallagher deferred a portion of their cash compensation in fiscal 2011.

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in	Withdrawals/	at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Roy Vallee	—	—	23,794	—	592,173
Richard Hamada	—	—	—	—	—
Raymond Sadowski	—	—	—	—	—
Harley Feldberg	283,388	—	325,193	—	1,712,029
Philip Gallagher	49,693	—	87,179	—	433,732

Potential Payouts Upon Termination

Employment Agreements and Change of Control Agreements

Executive Chairman and CEO Employment Agreements

Both Mr. Vallee, currently the Company’s Executive Chairman of the Board and Mr. Hamada, currently the Company’s Chief Executive Officer, entered into amended and restated employment agreements on February 11, 2011, to be effective as of July 4, 2011. These agreements replace the prior employment agreements between the Company and Mr. Vallee and Mr. Hamada, both dated December 19, 2008. Under the amended and restated agreements, for fiscal 2012, the annual salary for both Mr. Vallee and Mr. Hamada shall be no less than $850,000 and the annual cash incentive shall be no less than 100% of their base salary. The Compensation Committee is to review, at least annually, both total compensation arrangements including base salary, cash incentive and equity compensation, and make recommendations with respect to any adjustment thereof to the Board of Directors. The initial terms of the agreements are for one year and for two years, for Mr. Vallee and Mr. Hamada, respectively, and the term of each agreement is thereafter automatically renewed for additional one year terms, until each agreement is terminated in accordance with their respective provisions. Under these employment agreements, the cash incentive compensation is determined in accordance with the incentive plan most recently approved at the 2007 annual shareholder meeting, or any successor plan, or otherwise as determined by all of the independent directors of the Board. Under the incentive plan, both executives are eligible to receive cash incentive compensation based on the Company’s performance measured against performance goals set by the Board. Both Mr. Vallee and Mr. Hamada are eligible for awards under the Company’s equity incentive plans and benefits under the Company’s other benefit plans in which senior executives of the Company participate. The agreements contain restrictive covenants relating to non-competition, confidential information and non-solicitation of employees and customers.

Under the terms of their amended and restated employment agreements, if either Mr. Vallee or Mr. Hamada should become disabled, the Company shall pay an annual disability benefit of $300,000 until the earlier of the executive’s 65th birthday, the disability ceases or death. Under Mr. Vallee’s agreement, if he retires or terminates his employment by giving 90-day prior notice, the Company will pay to Mr. Vallee his base salary through his termination date and he will be eligible to receive any annual incentive compensation payment or the pro-rata portion earned through such termination date. Under Mr. Hamada’s agreement, if he retires or terminates his employment by giving one-year prior notice, the Company will pay to Mr. Hamada his base salary through his termination date and he will be eligible to receive any annual incentive compensation payment or the pro-rata portion earned through such termination date.

Executive Chairman and CEO Change of Control Agreements

In addition to the amended and restated employment agreements referenced above, Mr. Vallee and Mr. Hamada each entered into an amended and restated change of control agreement with the Company on February 11, 2011. These amended and restated agreements replace the 2008 Amended and Restated Change of Control Agreement previously entered into by each of them. In the event of actual or constructive termination within 24 months of a change of control, the Company must pay to Mr. Vallee and Mr. Hamada all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) the executive’s then current annual base salary, and (ii) the executive’s target incentive compensation for the year in which such termination occurred. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock compensation plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. The amount payable under these agreements are substantially the same as under the change of control agreements that were restated in 2008 (which agreement currently applies to the other executive officers), except that the incentive component of the payment (in clause (ii), above) has been changed from 2.99 times the average of executive’s incentive payments for the highest two of the previous five fiscal years to 2.99 times the executive’s target for the then-current fiscal year and tax gross-ups for excise taxes related to payments made upon a change of control were eliminated.

Pursuant to these agreements, a constructive termination includes a material diminution in the executive’s responsibilities, a material change in the geographic location at which the executive is primarily required to perform services for the Company, a material reduction in the executive’s base compensation or any other action or inaction that constitutes a material breach by the Company under its employment agreement with the executive. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock, a change in the individuals serving on the Board of Directors so that those serving on the effective date of Mr. Vallee’s and Mr. Hamada’s employment agreements (July 4, 2011) and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

Executive Employment Agreements

Certain other employees, including each of the other NEOs, entered into an amended and restated employment agreement with Avnet. These amended and restated employment agreements are similar in all material respects and replace the prior employment agreements between the Company and each of these officers. The amended and restated employment agreements are terminable by either the NEO or the Company upon one-year prior written notice to the other. The amount of compensation to be paid to the NEO is not fixed and is to be agreed upon by the NEO and the Company from time to time. In the event the NEO’s employment is terminated with one year’s notice and the NEO and the Company shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, the compensation during the notice period shall be determined as follows: the base salary shall remain unchanged and, to the extent all or a portion of the notice period is not covered under an agreed-upon pay plan (“disputed period”), the NEO shall not be eligible to participate in any cash incentive pay plan and shall receive a one-time cash bonus (to be paid upon the expiration of the notice period) in an amount equal to the most recently agreed-upon cash incentive target multiplied by a fraction whereby the numerator is the number of days covered in the disputed period and the denominator is 365 days.

Executive Change of Control Agreements

Each of the other NEOs also entered into the 2008 Amended and Restated Change of Control Agreement with Avnet, each of which is similar in all material respects to the amended and restated change of control agreement entered into between Avnet and Mr. Vallee and Mr. Hamada, except as noted above.

Potential Payouts upon Termination Table

The following table sets forth the estimated payments and value of benefits that each of the NEOs would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of their employment under various scenarios. The table assumes that the termination occurred on July 2, 2011, which is the Company’s fiscal year end, and also assumes that the previously discussed employment agreements for Mr. Vallee and Mr. Hamada were effective as of such date.

As used in this section:

•	“Death” refers to the death of executive;

•	“Disability” refers to the executive becoming permanently and totally disabled during the term of his employment as certified by competent medical personnel;

•	“Company Termination Without Cause” means that the executive is fired without cause (as defined in the employment agreement);

•	“Change of Control Termination” means the occurrence of both a change of control and the constructive termination of the executive within 24 months of the change; and

•	“Retirement” for the purpose of determining benefit under the stock plans, means all of the following: (a) age 55, (b) 5 years of service, (c) age plus years of service is equal to at least 65, and (d) the executive must have signed a two-year non-compete agreement.

			Company
			Termination	Change
	Death	Disability	w/o Cause	Of Control	Retirement
	$	$	$	$	$

Roy Vallee:
Severance	—	—	—	5,083,000	—
Settlement of previously vested stock options	16,328,797	16,328,797	16,328,797	16,328,797	16,328,797
Settlement of unvested stock options	—	1,931,888	1,931,888	1,931,888	1,931,888
Settlement of RSUs	2,972,596	2,972,596	2,972,596	2,972,596	2,972,596
Settlement of PSPs	3,693,829	6,061,299	6,061,299	6,061,299	6,061,299
Accrued vacation pay out	75,265	75,265	75,265	75,265	75,265
Welfare benefits	—	1,571,768	—	57,335	—
Life insurance benefit	8,489,666	—	—	—	—
Avnet pension	185,822	371,644	371,644	371,644	371,644
SERP	—	7,776,664	7,776,664	7,776,664	7,776,664
Excise taxes and gross up	—	—	—	—	—
Richard Hamada
Severance	—	—	—	5,083,000	—
Settlement of previously vested stock options	450,749	450,749	450,749	450,749	450,749
Settlement of unvested stock options	—	—	—	763,070	—
Settlement of RSUs	1,153,377	—	—	1,153,377	—
Settlement of PSPs	1,375,129	1,375,129	—	2,374,034	—
Accrued vacation pay out	53,846	53,846	53,846	53,846	53,846
Welfare benefits	—	2,606,097	—	60,528	—
Life insurance benefit	4,970,278	—	—	—	—
Avnet pension	100,253	200,506	200,506	200,506	200,506
SERP	—	2,608,334	2,608,334	2,608,334	2,608,334
Excise taxes and gross up	—	—	—	—	—
Raymond Sadowski
Severance	—	—	—	3,672,207	—
Settlement of previously vested stock options	3,031,477	3,031,477	3,031,477	3,031,477	3,031,477
Settlement of unvested stock options	—	421,361	421,361	421,361	421,361
Settlement of RSU	636,872	636,872	636,872	636,872	636,872
Settlement of PSPs	768,615	1,313,230	1,313,230	1,313,230	1,313,230
Accrued vacation pay out	40,122	40,122	40,122	40,122	40,122
Welfare benefits	—	—	—	38,970	—
Life insurance benefit	3,163,772	—	—	—	—
Avnet pension	140,227	280,454	280,454	280,454	280,454
SERP	—	2,352,158	2,352,158	2,352,158	2,352,158
Excise taxes and gross up	—	—	—	—	—

			Company
			Termination	Change
	Death	Disability	w/o Cause	Of Control	Retirement
	$	$	$	$	$

Harley Feldberg
Severance	—	—	—	4,613,054	—
Settlement of previously vested stock options	798,241	798,241	798,241	798,241	798,241
Settlement of unvested stock options	—	470,705	470,705	470,705	470,705
Settlement of RSUs	2,349,979	2,349,979	722,479	2,349,979	722,479
Settlement of PSPs	879,773	1,471,911	1,471,911	1,471,911	1,471,911
Accrued vacation pay out	42,308	42,308	42,308	42,308	42,308
Welfare benefits	—	—	—	60,301	—
Life insurance benefit	3,835,764	—	—	—	—
Avnet pension	145,573	291,145	291,145	291,145	291,145
SERP	—	2,990,599	2,990,599	2,990,599	2,990,599
Excise taxes and gross up	—	—	—	1,841,900	—
Philip Gallagher
Severance	—	—	—	3,478,074	—
Settlement of previously vested stock options	104,481	104,481	104,481	104,481	104,481
Settlement of unvested stock options	—	—	—	425,954	—
Settlement of RSUs	518,619	—	—	518,619	—
Settlement of PSPs	583,459	583,459	—	1,069,268	—
Accrued vacation pay out	37,058	37,058	37,058	37,058	37,058
Welfare benefits	—	—	—	61,293	—
Life insurance benefit	2,694,102	—	—	—	—
Avnet pension	83,446	166,892	166,892	166,892	166,892
SERP	—	830,729	830,729	830,729	830,729
Excise taxes and gross up	—	—	—	1,307,712	—

The employment agreements with the Company’s executive officers, including the NEOs, do not provide for a “severance payment” in the event of a termination by the Company without cause. Instead, each of the NEOs other than Mr. Vallee is entitled to receive a one-year advance notice from the Company. In the case of Mr. Vallee, he is entitled to receive 90-day advanced notice. During the notice period, the executive shall continue to receive compensation and other benefits in accordance with his agreed-upon pay plan. Should the Company or the executive give the notice at the beginning of a fiscal year — before a pay plan for the new fiscal year has been agreed upon — the executive’s compensation during the notice period shall be equal to the sum of the most recently agreed-upon base pay plus the actual cash incentive the executive earned for the immediately preceding fiscal year. For the NEOs, it is assumed for the table above that such notice period ended on July 2, 2011, which is the last business day of the Company’s fiscal year 2011.

Except as noted immediately below, because Messrs. Vallee, Sadowski and Feldberg are retirement eligible, the amount of potential payouts to each of them in the event of a disability or termination by the Company without cause is the same as that under “Retirement” because the amount received upon retirement is greater than would be received upon a disability or termination without cause. With respect to Mr. Vallee, he will be entitled to receive the disability payment discussed in “Executive Chairman and CEO Employment Agreements,” above, in addition to his other payments and benefits upon retirement. Messrs. Vallee’s and Hamada’s welfare benefit in the event of a disability equals the present value of the benefits provided under their respective employment agreements assuming each reaches age 65. The amount included with respect to the SERP is calculated based on the present value of the benefit described above relating to Pension Benefits, discounted to reflect the earliest age at which the executive can begin receiving such benefit. While Messrs. Hamada’s and Gallagher’s benefits under the SERP have vested, neither is eligible to receive a distribution until they have reached at least age 55.

Executives receiving PSPs, including each of the NEOs, would be entitled to receive a pro rata number of performance shares in the case of death or disability and all of the performance shares in the case of retirement or a change of control earned for a 3-year performance cycle. As noted above, the value shown in the table above for PSP awards to Messrs. Vallee, Sadowski and Feldberg under disability assumes that they will retire prior to being terminated due to disability, because the amount received would be greater. The value shown for the settlement of performance shares in the table above is calculated accordingly, with the assumption that the triggering event has occurred on July 2, 2011. Furthermore, the value of the PSP awards for the 2009-2011 performance cycle is included in the table above because, while the actual PSP payouts were not made until August 2011 upon the filing of the 10-K, the PSP awards were fully vested on July 2, 2011. The value of RSUs reflected in the table above in all cases, other than termination without cause and for Mr. Feldberg, equals the value of all RSUs allocated to the NEOs but not yet delivered at July 2, 2011. In the case of termination without cause, the value of RSUs is only applicable for those who are Retirement eligible at July 2, 2011 — Messrs. Vallee, Sadowski and Feldberg. The RSUs granted to Mr. Feldberg on June 24, 2010 are not entitled to the qualified retirement treatment and therefore are only included in the table above under death, disability or a change of control.

Director Compensation

Directors of Avnet who are also officers or employees of Avnet (currently Messrs. Vallee and Hamada) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Upon recommendation of the Corporate Governance Committee and approval of the Board of Directors non-employee Directors receive compensation for their services on the Board as set out below.

Compensation Components (annual)
% Cash to Equity	45/55
Cash Retainer		$100,000	(1)
Equity		$120,000	(2)
Total:		$220,000
Lead Director	add:	$25,000	(3)
Audit Committee Retainer	add:	$7,500
Committee Chair Retainers	add:	$10,000

(1)	Paid quarterly unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

(2)	Prorated upon first election; delivered each January following re-election. Messrs. Robinson and Schumann have elected to defer their January 2011 stock awards in the form of Phantom Stock Units in their Deferred Compensation Accounts under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

(3)	The above compensation for Lead Director was increased from $10,000 to $25,000 effective January 2011.

The following table shows the total dollar value of all fees earned by and paid in cash to all non-employee directors in fiscal 2011 and the grant date fair value of stock awards to non-employee directors made in fiscal 2011.

	Fees Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)	($)
(a)	(b)	(c)	(e)

Eleanor Baum	117,500	120,000	237,500
J. Veronica Biggins	100,000	120,000	220,000
Lawrence W. Clarkson(1)	55,000	120,000	175,000
Ehud Houminer	117,500	120,000	237,500
James A. Lawrence(2)	25,000	90,000	115,000
Frank R. Noonan	130,000	120,000	250,000
Ray M. Robinson	100,000	120,000	220,000
William H. Schumann III	112,500	120,000	232,500
William P. Sullivan	100,000	120,000	220,000
Gary L. Tooker	108,750	120,000	228,750

(1)	Mr. Clarkson retired from the Board in November 2010, and as such the above retainer reflects six months of fees earned.

(2)	Mr. Lawrence was appointed to the Board in May 2011, and as such the above amounts reflect a pro rata amount of fees and stock awards earned in respect of fiscal 2011.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors, a non-employee Director may elect to receive Phantom Stock Units (the “PSUs”) in lieu of some or all of the shares of Common Stock that would otherwise be awarded as the Director’s annual equity compensation. The number of shares or PSUs to be credited to the PSU portion of the Director’s account (assuming the election is made to defer the entire amount) is determined by dividing $120,000 by the average of the high and low price of the Common Stock on the NYSE on the first business day in January of each year. In addition, a non-employee Director may elect to defer all or a portion of his or her annual cash compensation in either a cash or PSU account under this plan. Compensation deferred as cash is credited at the beginning of each quarter with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that quarter. During fiscal 2011, there were no “above market” earnings. Compensation deferred under this plan, or interest credited thereon, will be payable to a Director (i) upon cessation of membership on the Board of Directors in ten annual installments or, at the Director’s election (which must be made not less than 24 months prior to the date on which the Director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of Avnet (as defined in the Plan), in a single lump sum. PSUs are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a Director before receipt of all payments, all remaining payments shall be made to the Director’s designated beneficiary.

Retirement Plan Benefits and Phase-Out

In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee Directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors who served on May 21, 1996 still accrue benefits under the Retirement Plan (Dr. Baum and Mr. Houminer), Board members elected for the first time thereafter are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible Directors who are not officers, employees or affiliates (except by reason of being a Director) of Avnet (the “Outside Directors”). The Retirement Plan entitled any eligible Outside Director who completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such Outside Director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit. At its regularly scheduled meeting on November 8, 2007, the Board of Directors, acting upon the recommendation of the Governance Committee, unanimously agreed to freeze the benefits under the Retirement Plan at $80,000 per annum for current participants in the Retirement Plan.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is requesting that the Company’s shareholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers.

The Company’s executive compensation program is designed to achieve the following objectives:

•	Pay for Performance — A significant portion of total compensation is dependent upon the achievement of short-term and long-term financial goals that are designed to increase shareholder value over time.

•	Create an Ownership Culture — Alignment of the interests of Avnet executives with those of shareholders through equity based compensation and share ownership requirements for senior executives.

•	Pay Competitively — Provide fair and competitive compensation to attract, engage and retain the executive talent that is critical to the long-term success of the Company.

The Compensation Committee reviews, at least annually, the Company’s incentive compensation arrangements for the Named Executive Officers to ensure that performance goals and objectives, while ambitious, do not encourage excessive risk taking.

Shareholders are urged to read the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses how Avnet’s compensation program is implemented with respect to the Named Executive Officers.

The Board of Directors believes that the compensation of the Named Executive Officers is appropriate and recommends a vote “FOR” the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Although the vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote, consider shareholder concerns and take them into account in future determinations concerning the executive compensation program.

The Board of Directors recommends a vote FOR the Advisory
Vote on Named Executive Officer Compensation

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF THE ADVISORY
VOTE ON NAMED EXECUTIVE COMPENSATION

SEC rules enable Avnet shareholders to vote, on a non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. Such a proposal would be similar to the “say on pay” proposal set forth in Proposal 2 above. Pursuant to SEC rules, this frequency vote must be held at least once every six years. Shareholders may vote to hold a “say on pay” vote every one, two, or three years, or abstain from voting.

The Board currently believes that the “say on pay” votes should occur every year so shareholders may annually express their views on Avnet’s compensation program. Although as an advisory vote this proposal is not binding upon Avnet or the Board, the Board will carefully consider shareholder’s views when determining how frequently to hold the “say on pay” vote.

The Board of Directors recommends that you vote to hold an advisory vote on the compensation of the named executive officers EVERY YEAR.

PROPOSAL 4

PROPOSAL TO AMEND AND RESTATE THE
AVNET EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is requesting that shareholders approve an amendment to increase the shares that may be authorized for issuance under the Avnet Employee Stock Purchase Plan (the “Plan”).

The shareholders initially approved the Plan at the Company’s 1995 Annual Meeting. An aggregate of 500,000 shares of common stock were originally authorized for issuance under the Plan. As the result of a stock split in September 2000 and additional increases approved by shareholders, a total of 4,000,000 shares have been authorized for issuance. As of August 31, 2011, approximately 48,104 shares continue to be reserved for sale under the Plan. Under the current proposal, the Board is requesting shareholder approval, as required by Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”), for an increase of 500,000 shares authorized for issuance under the Plan.

The description of the Plan included below is qualified in its entirety by, and should be read in conjunction with, the text of the Plan, a copy of which, as proposed to be amended, is attached hereto as Appendix B.

Summary of the Plan

The purpose of the Plan is to advance the interests of Avnet and its shareholders by providing employees of Avnet and its certain designated subsidiaries with an opportunity to acquire an ownership interest in Avnet through the purchase of shares of its common stock on favorable terms through payroll deductions. Shares sold under the Plan may be authorized but unissued shares of common stock, shares held in treasury or shares of common stock purchased by Avnet.

The Plan allows eligible employees to purchase shares of the Company’s common stock at a discount. In general, any employee of Avnet and certain of its subsidiaries is eligible to participate in the Plan after three months of continuous employment on the basis of at least 20 hours per week.

To participate in the Plan, an eligible employee must enroll and specify an amount to be contributed to the Plan each pay period through payroll deductions. After the last business day of each month, each enrolled employee automatically purchases a whole number of shares of common stock determined by dividing the employee’s accumulated payroll deductions by the “offer price” for the month (subject to certain limits described below). Pursuant to the Plan, the offer price per share for each month is 95% of the closing price of a share of common stock on the last business day of the month.

The Plan imposes the following limits on the amount of payroll deductions and the number of shares that an eligible employee may purchase under the Plan:

•	The maximum number of shares that may be purchased in any month is 500 shares.

•	An eligible employee’s cumulative payroll deductions for a calendar year may not exceed $23,750 per calendar year.

•	In any calendar year, the shares purchased by an eligible employee may not have a fair market value of more than $25,000. For purposes of this rule, the fair market value of each share purchased is equal to the fair market value of the share on the first day of the month for which it is purchased.

•	An individual will not be eligible to participate in an offering if the individual would own shares of common stock and/or hold outstanding options to purchase shares of the Company’s common stock possessing 5% or more of the total combined voting power or value of all classes of shares of the Company.

The Plan is administered by the Finance Committee of the Board of Directors. The Finance Committee has the authority to interpret all provisions of the Plan.

The Finance Committee may at any time amend the Plan to the extent it deems necessary or appropriate in light of, and consistent with, Section 423; provided that any amendment that either changes the composition, functions or duties of the Committee or modifies the terms and conditions pursuant to which options are granted under the Plan must be approved by the Board of Directors.

The Board of Directors may amend any and all such provisions of the Plan. Shareholder approval is required for any amendment to the extent (and only to the extent) required by Rule 16b-3 under the Exchange Act or by Section 423.

The Board may terminate the Plan at any time, except that the Board may not modify, cancel or amend any purchase right granted before such termination unless the affected participant consents in writing.

Federal Income Tax Consequences of the Plan

The following is a summary of the U.S. federal income tax consequences of transactions under the Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not discuss foreign, state or local income tax consequences, or gift, estate or other non-income tax consequences.

The Plan is intended to qualify as an “employee stock purchase plan” under Section 423.

Amounts withheld from an eligible employee’s compensation to purchase shares under the Plan will constitute ordinary income for federal income tax purposes in the year in which such amounts would otherwise have been paid to the employee. Such amounts will be subject to normal employment and income tax withholding.

Participants do not recognize income for federal income tax purposes upon enrollment or purchase of common stock under the Plan. All tax consequences related to the acquisition of shares are deferred until the shares are sold or otherwise disposed of, or the participant dies.

If a participant holds the shares for at least two years after the first day of the month for which the shares were purchased (the “Holding Period”) any gain realized on the sale will be treated as ordinary income up to the lesser of (i) 5% of the fair market value of the common stock as of the first day of the month for which the shares were purchased; or (ii) the actual gain (the amount by which the sale price exceeds the purchase price). All additional gain recognized upon the sale of the common stock is treated as long-term capital gain. If the sale price is less than the purchase price, the amount included in income will be zero and the participant will recognize a long-term capital loss equal to the difference between the sale price and the purchase price.

If a participant sells, gifts or otherwise disposes of the common stock before the expiration of the Holding Period (a “disqualifying disposition”), the participant must include in ordinary income the excess of the closing price per share on the purchase date over the purchase price. In addition, the participant will recognize a capital gain or loss equal to the sale price minus the participant’s basis in the shares; for purposes of this calculation, the participant’s basis is the sum of the purchase price and the amount included in the participant’s income. If the disposition occurs within one year after the purchase date, the capital gain or loss will be a short-term capital gain or loss. If the disposition occurs more than one year after the purchase date, the capital gain or loss will be a long-term capital gain or loss.

If a participant dies while owning shares purchased under the Plan, the participant’s final income tax return must include income equal to the lesser of (a) the fair market value of the shares at the time of death over the purchase price or (b) 5% of the fair market value of the common stock as of the first day of the month for which the shares were purchased. When the shares are sold, the difference between the sale price and the basis in the shares (i.e., the sum of the amount paid for the shares and the amount previously included in income) will be treated as a capital gain or loss.

In general, the Company may deduct from its income for federal income tax purposes the amount that the participant realizes ordinary income on a disqualifying disposition of the shares of the common stock. The Company may not take a deduction if the participant does not sell, gift or otherwise dispose of the shares of the common stock before the expiration of the Holding Period (or, if earlier, the participant’s death).

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast at the Annual Meeting on this proposal is required for the adoption of the proposal to amend and restate the Plan. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of common stock as nominees will not have discretionary authority to vote such shares. Thus, a shareholder who does not vote at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

The Board of Directors recommends a vote FOR the proposal to amend and restate the
Avnet Employee Stock Purchase Plan

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF KPMG AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 30, 2012.

The affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent registered public accounting firm. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this proposal by reducing the total number of shares from which the majority is calculated. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement has been transmitted to the beneficial owners at least fifteen days before the Annual Meeting.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2011 and 2010, please refer to the section of this Proxy Statement entitled “Principal Accounting Firm Fees.”

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2012.

GENERAL

Avnet’s Annual Report to Shareholders for the fiscal year ended July 2, 2011, including the Company’s audited financial statements, is being delivered with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the fiscal year ended July 2, 2011 to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034.

The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated. An independent inspector of election will be engaged to tabulate shareholder votes. Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2012 ANNUAL MEETING

Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Exchange Act, some shareholder proposals may be eligible to be included in Avnet’s 2012 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b)(2), to the Company’s principal executive office at: Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by May 22, 2012.

For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Avnet Board of Directors, please see “Corporate Governance — Director Nominations” in this Proxy Statement.

Alternatively, under the Company’s By-laws, any shareholder wishing to appear at the 2012 Annual Meeting and submit a proposal or nominate a person as a director candidate must submit the proposal or nomination to the Company’s Secretary not earlier than April 22, 2012 and not later than May 22, 2012. Any such shareholder proposal or director nomination will not appear in the Company’s proxy statement. All shareholder proposals and director nominations, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s By-laws. If the Company does not receive notice by May 22, 2012, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2012 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, Avnet and services that Avnet employs to deliver communications to the shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our Annual Report to shareholders and our proxy statement. Upon written or oral request, Avnet will deliver a separate copy of the Annual Report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Avnet deliver single copies of such documents in the future. Shareholders may notify Avnet of their requests by calling or writing, Avnet, Inc., Attn: Investor Relations, 2211 South 47th Street, Phoenix, Arizona 85034 or 1-888-822-8638 Ext. 7394 and ask for Investor Relations.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW
OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

AVNET APPRECIATES YOUR PROMPT RESPONSE!

Appendix A

Reconciliation of Non-GAAP Measures

The table below presents a reconciliation of each non-GAAP financial measure included in this Proxy Statement to the most comparable GAAP financial measure for the fiscal years 2011 through 2007.

	Fiscal Year 2011
	Operating Income	Net Income
	(thousands)

GAAP results	$929,979	$669,069
Restructuring, integration and other charges	88,428	63,838
Restructuring and purchase accounting credits	(11,252)	(7,669)
Gain on bargain purchase and other	—	(25,720)
Net tax benefit	—	(32,901)

Total adjustments	77,176	(2,452)

Adjusted results	$1,007,155	$666,617

	Fiscal Year 2010
	Operating Income	Net Income
	(thousands)

GAAP results	$635,600	$410,370
Restructuring, integration and other charges	25,419	18,789
Gain on sale of assets	—	(5,370)
Tax reserve adjustments	—	842

Total adjustments	25,419	14,261

Adjusted results	$661,019	$424,631

	Fiscal Year 2009
	Operating
	Income (Loss)	Net Income (Loss)
	(thousands)

GAAP results(1)	$(1,018,998)	$(1,129,712)
Impairment charges	1,411,127	1,376,983
Restructuring, integration and other charges	99,342	65,310
Retrospective application of accounting standard	(291)	7,250
Gain on sale of assets	—	(8,727)
Net reduction in tax reserves	—	(21,672)

Total adjustments	1,510,178	1,419,144

Adjusted results	$491,180	$289,432

A-1

	Fiscal Year 2008
	Operating Income	Net Income
	(thousands)

GAAP results(1)	$710,771	$489,578
Restructuring, integration and other charges	38,942	31,469
Retrospective application of accounting standard	(388)	9,503
Gain on sale of assets	—	(32,244)
Net reduction in tax reserves	—	(13,897)

Total adjustments	38,554	(5,169)

Adjusted results	$749,325	$484,409

	Fiscal Year 2007
	Operating Income	Net Income
	(thousands)

GAAP results(1)	$678,661	$384,374
Restructuring, integration and other	7,353	5,289
Retrospective application of accounting standard	(388)	8,693
Gain on sale of assets	—	(1,814)
Debt extinguishment costs	—	16,538

Total adjustments	6,965	28,706

Adjusted results	$685,626	$413,080

(1)	As adjusted for the retrospective application of an accounting standard.

The Company believes that operating income adjusted for the impact of the items identified above is a useful measure to help shareholders better assess and understand the Company’s operating performance, especially when comparing results with previous periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. The Company analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business.

The Company believes net income, as adjusted for the impact of the items identified above, is a useful measure to shareholders because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income excluding the impact of these items provides an important measure of the Company’s net results of operations.

For a detailed description of the items adjusting the GAAP results in the table above, refer to the respective fiscal year’s Form 10-K filed with the Securities and Exchange Commission. Any analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

A-2

Appendix B

AVNET EMPLOYEE STOCK PURCHASE PLAN
(2011 Restatement)

AVNET EMPLOYEE STOCK PURCHASE PLAN
(2011 Restatement)

AVNET EMPLOYEE STOCK PURCHASE PLAN
(2011 Restatement)

1.  Purpose and History.

The purpose of this Avnet Employee Stock Purchase Plan (the “Plan”) is to advance the interests of Avnet, Inc, a New York corporation (“the Company”), and its shareholders by providing Eligible Employees (as defined in Section 2(g), below) of the Company and its Designated Subsidiaries (as defined in Section 2(f), below) with an opportunity to acquire an ownership interest in the Company by purchasing Common Stock of the Company on favorable terms through payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of section 423 of the Code.

The Plan was originally effective on October 1, 1995. This amendment and restatement of the Plan is effective as of the first Offering Date (as defined below) that occurs after this amendment and restatement of the Plan is approved by the Company’s shareholders at the Company’s 2011 Annual Meeting (the “Effective Date”).

2.  Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Business Day” means a day when the New York Stock Exchange is open.

(c) “Common Stock” means the common stock, par value $1.00 per share, of the Company, or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with Section 13.

(d) “Committee” means the entity administering the Plan, as provided in Section 3, below.

(e) “Compensation” means the total cash compensation, including salary, wages, overtime pay, and bonuses, paid to an Eligible Employee by reason of his employment with the Company or a Designated Subsidiary (determined prior to any reduction thereof by operation of a salary reduction election under a plan described in section 401(k) of the Code or section 125 of the Code), as reported on IRS Form W-2, but excluding any amounts not paid in cash which are required to be accounted for as imputed income on IRS Form W-2, any reimbursements of expenses and equity-based awards.

(f) “Designated Subsidiary” means a Subsidiary that has been designated by the Committee from time to time, in its sole discretion, as eligible to participate in the Plan. Notwithstanding any other provision of the Plan, only those Subsidiaries in the United States of America or Canada may be Designated Subsidiaries under the Plan.

(g) “Eligible Employee” means, with respect to any Offering, an individual who is an Employee at all times during the period beginning three (3) months before the Offering Date and ending on the Offering Date. In accordance with Treas. Reg. §1.421-1(h)(2), an Employee will be considered to be employed during military or sick leave or any other bona fide leave of absence that does not exceed three months and during any period longer than three months if his right to reemployment is guaranteed by statute or contract.

(h) “Employee” means any person, including an Insider, who, as of a particular Offering Date, is employed by the Company or one of its Designated Subsidiaries, exclusive of any such person whose customary employment with the Company or a Designated Subsidiary is for less than 20 hours per week.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” generally means, with respect to any share of Common Stock, as of any date under the Plan, the closing price of the Common Stock on the New York Stock Exchange on a particular date.

(k) “Insider” means any Participant who is subject to section 16 of the Exchange Act.

(l) “Offering” means any of the offerings to Participants of options to purchase Common Stock under the Plan, each continuing for one month, as described in Section 5, below.

(m) “Offering Date” means the first day of the period of an Offering under the Plan, as described in Section 5, below.

(n) “Option Price” means 95% of the Fair Market Value of one share of Common Stock on the Termination Date.

(o) “Participant” means an Eligible Employee who elects to participate in one or more Offerings under the Plan pursuant to Section 6, below.

(p) “Securities Act” means the Securities Act of 1933, as amended.

(q) “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations, beginning with the Company, if, at the time an option is granted under the Plan, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(r) “Termination Date” means the last day of the period of an Offering under the Plan, as described in Section 5, below.

3.  Plan Administration.

(a) Committee Members.

The administration of the Plan shall be under the supervision of the committee for the Plan (the “Committee”) appointed by the Board from time to time. Members of the Committee shall serve at the pleasure of the Board and may be removed by the Board at any time without prior written notice. A Committee member may resign by giving written notice to the Board; provided, however, that an individual shall automatically cease to be a Committee member upon his termination of employment with the Company (or a Designated Subsidiary) or separation from the Board, as applicable.

(b) Powers and Duties of the Committee.

The Committee shall have full power to administer the Plan in all of its details, subject to the requirements of applicable law. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by this Plan:

(i) To adopt and apply, in a uniform and nondiscriminatory manner to all persons similarly situated, such rules and regulations as it deems necessary or proper for the efficient and proper administration of the Plan, including the establishment of any claims procedures that may include a requirement that all disputes that cannot be resolved between a Participant and the Committee will be subject to binding arbitration;

(ii) To interpret the Plan and decide all questions concerning the Plan, such as the eligibility of any person to participate in the Plan, and the respective benefits and rights of Participants and others entitled thereto and the exclusive power to remedy ambiguities, inconsistencies and omissions in the terms of the Plan;

(iii) To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

(iv) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan;

(v) To prescribe such forms as may be necessary or appropriate for Eligible Employees to make elections under the Plan or to otherwise administer the Plan; and

(vi) To do such other acts as it deems necessary or appropriate to administer the Plan in accordance with its terms, or as may be provided for or required by law.

(c) Committee Action.

The certificate of a Committee member designated by the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on, or subject to, the certificate. Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee, made by the Committee in good faith shall be final and binding on all persons. A majority of the members of the Committee shall constitute a quorum. The Committee shall act by majority approval of the members and shall keep minutes of its meetings. Action of the Committee may be taken without a meeting if unanimous written consent is given. Copies of minutes of the Committee’s meetings and of its actions by written consent shall be kept with the corporate records of the Company.

(d) Exoneration of Committee Members.

No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company hereby agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, any Committee member against any and all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was not due to the gross negligence or willful misconduct of the Committee member.

4.  Eligibility to Participate in Offerings.

(a) An Eligible Employee is entitled to participate in Offerings in accordance with Sections 5 and 6, beginning with the first Offering Date after the Employee becomes an Eligible Employee, subject to the limitations imposed by section 423 of the Code.

(b) Notwithstanding any other provision of the Plan, no Employee shall be granted an option under the Plan: (i) if immediately after the grant, the Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to section 424(d) of the Code) would own shares of stock and/or hold outstanding options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary; or (ii) during the six-month period following a hardship withdrawal under a plan described in section 401(k) of the Code and sponsored by the Company or a Designated Subsidiary when the Employee is precluded from making pre-tax contributions under such a plan.

5.  Offerings.

Options to purchase shares of Common Stock shall be offered to Participants under the Plan through a continuous series of Offerings, each beginning on the first Business Day of the month (the “Offering Date”), and terminating on the last Business Day of such month (the “Termination Date”). Offerings under the Plan shall continue until either (a) the Committee decides, in its sole discretion, that no further Offerings shall be made because the Common Stock remaining available under the Plan is insufficient to make an Offering to all Eligible Employees, or (b) the Plan is terminated in accordance with Section 17, below. Notwithstanding the foregoing, Offerings shall be limited under the Plan so that no Eligible Employee will be permitted to purchase shares of Common Stock under all “employee stock purchase plans” (within the meaning of section 423 of the Code) of the Company and its Subsidiaries in excess of $25,000 of the Fair Market Value of such shares of Common Stock (determined with respect to each share as of the applicable Offering Date) for each calendar year in which an Offering is outstanding at any time.

6.  Participation in Offerings.

(a) An Eligible Employee may participate in Offerings under the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company (the “Participation Form”) and filing the Participation Form with the Company. The Participation Form shall be effective no later than the first Offering that starts at least 15 days after the completed Participation Form is received by the Company.

(b) Subject to Section 7(a), below, payroll deductions for a Participant shall begin with the first paydate after the Offering Date as of which the Participant’s Participation Form has become effective and shall continue until the Plan is terminated, subject to earlier termination by the Participant as provided in Section 11, below, or increases or decreases by the Participant in the amount of payroll deductions as provided in Section 7(c), below.

7.  Payroll Deductions.

(a) By completing and filing a Participation Form, an Eligible Employee shall elect to have payroll deductions withheld from his total Compensation on each paydate (including paydates covering regular payroll, commissions and bonuses) during the time he is a Participant in the Plan in such amount as he shall designate on the Participation Form; provided, however, that: (i) payroll deductions must be in such percentages or whole dollar amounts, as determined by rules established by the Committee, as in effect and amended from time to time; (ii) the Committee may establish rules limiting the amount of an Eligible Employee’s payroll deductions, except that any percentage or dollar limitation must apply uniformly to all Eligible Employees; (iii) and each Participant’s payroll deductions must be equal to at least the minimum percentage or dollar amount established by the Committee from time to time, and no more than $23,750 (U.S.) per calendar year.

(b) All payroll deductions authorized by a Participant shall be credited to an account established under the Plan for the Participant. The funds represented by such account shall be held as part of the Company’s general assets, usable for any corporate purpose, and the Company shall not be obligated to segregate such funds. A Participant may not make any separate cash payment or contribution to such account.

(c) No increases or decreases of the amount of payroll deductions for a Participant may be made during an Offering. A Participant may increase or decrease the amount of his payroll deductions under the Plan for subsequent Offerings by completing an amended Participation Form and filing it with the Company (pursuant to such standards and procedures established by the Committee). Such amended Participation Form shall be effective as of the first Offering Date that starts at least 15 days after the amended Participation Form is received by the Company.

(d) A Participant may discontinue his participation in the Plan at any time as provided in Section 11, below.

8.  Grant of Option.

On each Offering Date, each Participant shall be granted (by operation of the Plan) an option to purchase (at the Option Price) as many shares of Common Stock as he will be able to purchase with the payroll deductions credited to his account during his participation in the Offering beginning on such Offering Date. Notwithstanding the foregoing, the number of shares of Common Stock that an Employee may purchase under an Offering may not exceed the lesser of 500 (as may be adjusted from time to time under Section 13(b)) or the maximum number that may be purchased under the $25,000 rule described in Section 5, above.

9.  Exercise of Option.

(a) Unless a Participant gives written notice to the Company as provided in Section 9(c), below, or withdraws from the Plan pursuant to Section 11, below, his option for the purchase of shares of Common Stock granted under an Offering shall be exercised automatically at the Termination Date of such Offering for the purchase of the number of shares of Common Stock that the accumulated payroll deductions in his account on such Termination Date will purchase at the applicable Option Price (subject to the limits required by the Plan). Any accumulated payroll deductions not used to purchase shares by reason of a limit required by the Plan shall be returned to the Participant; provided, however, that an amount less than the Fair Market Value of a share on the Termination Date may be carried over to a subsequent Offering.

(b) No Participant (or any person claiming through such Participant) shall have any interest in any Common Stock subject to an option under the Plan until such option has been exercised, at which point such interest shall be limited to the interest of a purchaser of the Common Stock pending the delivery of such Common Stock in accordance with Section 10, below. During his lifetime, a Participant’s option to purchase shares of Common Stock under the Plan is exercisable only by him.

(c) A Participant who has initiated payroll deductions and does not wish to exercise his option may terminate his participation in the Plan and withdraw such payroll deductions by following the procedures set forth in Section 11, below, before the end of the Business Day on the applicable Termination Date.

10.  Delivery.

As promptly as practicable after the Termination Date of each Offering, the Company will deliver, or cause to be delivered, on behalf of each Participant, a certificate representing the shares of Common Stock purchased upon exercise of his option granted for such Offering to a brokerage firm designated by the Company that has rights to execute trades on the New York Stock Exchange. Such shares will be deposited in an account established for the Participant at a brokerage firm selected by the Committee and may be held in street name.

11.  Withdrawal; Termination of Employment.

(a) A Participant may terminate his participation in the Plan and withdraw all, but not less than all, of the payroll deductions credited to his account under the Plan at any time prior to the end of the Business Day on a Termination Date corresponding to an Offering, by giving written notice to the Company. Such notice shall state that the Participant wishes to terminate his involvement in the Plan, specify a Termination Date and request the withdrawal of all of the Participant’s payroll deductions held under the Plan. All of the Participant’s payroll deductions credited to his account will be paid to him as soon as practicable after the Termination Date specified in the notice of termination and withdrawal (or, if no such date is specified, as soon as practicable after receipt of his notice of termination and withdrawal), and his option for such Offering will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering or for any subsequent offering, except in accordance with a new Participation Form filed pursuant to Section 6, above.

(b) Upon termination, or notice of termination, of a Participant’s employment for any reason, including retirement or death, any payroll deductions authorized under Section 7 shall be canceled immediately. Thereafter, any payroll deductions that were previously accumulated in the Participant’s account prior to his termination or notice of termination shall be applied in accordance with the provisions of Section 9. However, if a termination of employment precludes an Employee from being classified as an Eligible Employee with respect to an Offering, then the payroll deductions accumulated in his account shall be returned to him as soon as practicable after such termination or, in the case of his death, to the person or persons entitled thereto under Section 14, below, and his option will be automatically canceled. For purposes of the Plan, the termination date of employment shall be the Participant’s last date of actual employment and shall not include any period during which such Participant receives any severance payments. A transfer of employment between the Company and a Designated Subsidiary or between one Designated Subsidiary and another Designated Subsidiary, or an absence or leave described in Section 2(g), shall not be deemed a termination of employment under this Section 11(b).

(c) A Participant’s termination and withdrawal pursuant to Section 11(a), above, shall not have any effect upon his eligibility to participate in a subsequent Offering by completing and filing a new Participation Form pursuant to Section 6, above, or in any similar plan that may hereafter be adopted by the Company.

12.  Interest.

No interest shall accrue on a Participant’s payroll deductions under the Plan.

13.  Stock Subject to the Plan.

(a) The maximum number of shares of Common Stock reserved for sale under the Plan shall be 4,500,000 shares, minus the sum of the shares sold under the Plan from the time of inception until immediately prior to the Effective Date, and subject to adjustment upon changes in capitalization of the Company as provided in Section 13(b), below. The shares to be sold to Participants under the Plan may be, at the election of the Company, either treasury shares or shares authorized but unissued and may be derived from shares of Common Stock purchased by the Company. If, on any Termination Date, the total number of shares of Common Stock that would otherwise be subject to options granted pursuant to Section 8, above, exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares of Common Stock remaining available for issuance in a uniform and equitable determined by the Committee. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall return any excess funds accumulated in each Participant’s account as soon as practicable after the Termination Date of such Offering.

(b) If any option under the Plan is exercised after any Common Stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Common Stock or the like, the number of shares of Common Stock to which such option shall be applicable and the Option Price for such Common Stock shall be appropriately adjusted by the Company.

14.  Disposition Upon Death.

If a Participant dies, shares of Common Stock and/or cash, if any, attributable to the Participant’s account under the Plan (when cash or shares of Common Stock are held for his account) shall be delivered to the executor or administrator of the estate of the Participant; or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.  Transferability.

Neither payroll deductions credited to a Participant’s account nor any rights relating to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14, above) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11(a), above.

16.  Share Transfer Restrictions.

(a) Shares of Common Stock shall not be issued under the Plan unless such issuance is either registered under the Securities Act and applicable state securities laws or is exempt from such registrations.

(b) Shares of Common Stock issued under the Plan may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of (whether voluntarily or involuntarily), except pursuant to registration under the Securities Act and applicable state securities laws, or pursuant to exemptions from such registrations.

(c) Notwithstanding any other provision of the Plan or any documents entered into pursuant to the Plan and except as permitted by the Committee in its sole discretion, any shares of Common Stock issued to a Participant who is an Insider may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of for a six-month period after the Option Price is determined on or after the Termination Date corresponding to the Offering with respect to which they were issued.

17.  Amendment or Termination.

(a) The Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate in light of, and consistent with, section 423 of the Code; provided, however, that any amendment that either changes the composition, function or duties of the Committee or modifies the terms and conditions pursuant to which options are granted hereunder must be approved by the Board.

(b) The Board also may terminate the Plan or the granting of options pursuant to the Plan at any time; provided, however, that, except as provided under Section 13(b), the Board shall not have the right to modify, cancel or amend any outstanding option granted pursuant to the Plan before such termination unless each Participant consents in writing to such modification, amendment or cancellation.

(c) Notwithstanding the foregoing, no amendment adopted by either the Committee or the Board shall be effective, without approval of the shareholders of the Company, if shareholder approval of the amendment is then required under section 423 of the Code.

18.  Notices.

All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the form and at the location specified by the Company.

19.  Miscellaneous.

(a) Rules of Construction.

Whenever used in the Plan, except as otherwise expressly provided, (i) words in the masculine gender shall be deemed to refer to females as well as to males; (ii) words in the singular shall be deemed to refer also to the plural; (iii) the word “include” shall mean “including but not limited to”; (iv) references to a statute or regulation or statutory or regulatory provision shall refer to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder; (v) references to a law shall include any statute, regulation, rule, court case, or other requirement established by an exchange or a governmental authority or agency, and applicable law shall include any tax law that imposes requirements in order to avoid adverse tax consequences; and (vi) references to Sections shall be to sections of the Plan.

(b) Headings and Captions.

The headings to Sections, subsections, and paragraphs of the Plan are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(c) Governing Law.

The Plan shall be interpreted and construed in accordance with the internal laws of the State of New York to the extent that such laws are not superseded by the federal laws of the United States of America.

(d) Plan Not A Contract of Employment.

The Plan does not constitute a contract of employment, and participation in the Plan does not give any Employee or Participant the right to be retained in the employ of the Company or a Designated Subsidiary, nor give any person a right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

AVNET, INC. 2211 SOUTH 47TH STREET PHOENIX, AZ 85034
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM. Eastern Time the day before the cut-off date or meeting date scheduled for November 4, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM. Eastern Time the day before the cut-off date or meeting date scheduled for November 4, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M38201-P15347-Z56165	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

AVNET, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

Vote on Directors			☐	☐	☐
1.	Election of Directors

Nominees:
	01) Eleanor Baum	06) Frank R. Noonan
	02) J. Veronica Biggins	07) Ray M. Robinson
	03) Richard Hamada	08) William H. Schumann III
	04) Ehud Houminer	09) William P. Sullivan
	05) James A. Lawrence	10) Roy Vallee

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain

2. Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

4. Approval to amend and restate the Avnet Employee Stock Purchase Plan.	☐	☐	☐

5. Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS
Friday, November 4, 2011
7:30 a.m. (local time)
Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034
You may vote through the Internet, by telephone or by mail.
Please read the card carefully for instructions.
However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M38202-P15347-Z56165
AVNET, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on
November 4, 2011
The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Richard Hamada and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 7:30 a.m., local time, at Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, on November 4, 2011, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.
The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election of directors of the ten persons named on the reverse side, FOR the approval of the advisory vote on executive compensation, for 1 YEAR on the frequency of future advisory votes on executive compensation, FOR the approval to amend and restate the Avnet Employee Stock Purchase Plan, and FOR the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2012 and (ii) to vote, in their discretion, with respect to other such matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.
Continued and to be signed on reverse side